UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KELLOGG COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534
Dear Shareowner:
On behalf of the Board of Directors, it is our pleasure to invite you to attend the 2018 Annual Meeting of Shareowners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Time on April 27, 2018 at the McCamly Plaza Hotel, 50 Capital Avenue SW, Battle Creek, Michigan.
The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. We believe these rules allow us to provide our Shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.
Attendance at the Annual Meeting will be limited to Shareowners only. Please note that, if you plan to attend the meeting you must request an admission ticket. You can obtain an admission ticket by registering online via www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice. Seating at the annual meeting location is limited, and requests for tickets will be processed in the order in which they are received. If you do not pre-register for the meeting, a seat cannot be guaranteed. If seating is available, you will be issued an admission ticket at the on-site registration table by showing proof of Kellogg stock ownership. In any event, you must register if you wish to attend the annual meeting.
If any Shareowner needs special assistance at the meeting, please contact Shareowner Services at (269) 961-2800 or by email at investor.relations@kellogg.com.
Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy or voting instruction card by mail, you may sign, date and mail the card in the envelope provided.
Sincerely,
Steve Cahillane
Chief Executive Officer

March 7, 2018

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49017-3534
NOTICE OF THE ANNUAL MEETING OF SHAREOWNERS
TO BE HELD APRIL 27, 2018

TO OUR SHAREOWNERS:
The 2018 Annual Meeting of Shareowners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. Eastern Time on April 27, 2018 at the McCamly Plaza Hotel, 50 Capital Avenue SW, Battle Creek, Michigan, for the following purposes:

1.	To elect four Directors for a three-year term to expire at the 2021 Annual Meeting of Shareowners;

2.	To vote on an advisory resolution to approve executive compensation;

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for our 2018 fiscal year; and

4.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.
Only Shareowners of record at the close of business on February 28, 2018 will receive notice of and be entitled to vote at the meeting or any adjournments. We look forward to seeing you there.
By Order of the Board of Directors,
Gary Pilnick
Vice Chairman, Corporate Development and Chief Legal Officer

March 7, 2018

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PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREOWNERS
TO BE HELD ON FRIDAY, APRIL 27, 2018

ABOUT THE MEETING

Information About this Proxy Statement.
Why You Received this Proxy Statement.    You have received these proxy materials because our Board of Directors, which we refer to as the Board, is soliciting your proxy to vote your shares at the 2018 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Time at the McCamly Plaza Hotel, 50 Capital Avenue SW, in Battle Creek, Michigan, on Friday, April 27, 2018, or any adjournments thereof. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On March 7, 2018, we began to mail to our Shareowners of record as of the close of business on February 28, 2018, either a notice containing instructions on how to access this proxy statement and our annual report online or a printed copy of these proxy materials. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, NY 11717; phone number: (877) 910-5385 or e-mail: shareholder@broadridge.com.
Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our Shareowners electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Summary Processing.    The Securities and Exchange Commission’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. This printing method is referred to as “summary processing” and may result in cost savings. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted Shareowner prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any Shareowner to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a Shareowner sharing an address with another Shareowner and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.
Who Can Vote — Record Date.    The record date for determining Shareowners entitled to vote at the Annual Meeting is February 28, 2018. Each of the approximately 346,590,681 shares of Kellogg common stock issued and outstanding on that date is entitled to one vote at the Annual Meeting.
How to Vote — Proxy Instructions.    If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareowner of record. As the shareowner of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.
Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.
By Telephone or Internet — You may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on Thursday, April 26, 2018.
By Mail — If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.
If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us by April 26, 2018.
Whether you vote by telephone, over the Internet or by mail, you may specify: whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1); whether you approve, disapprove, or abstain from voting on the advisory resolution to approve Kellogg’s executive compensation (Proposal 2); and whether you approve, disapprove, or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2018 (Proposal 3).
When a properly executed proxy is received, the shares represented thereby, including shares held under our Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under our Savings & Investment Plans and other applicable employee benefit plans.
If the proxy is properly executed but you do not specify how you want to vote your shares on your proxy card or voting instruction card, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for Director as set forth under Proposal 1 - Election of Directors below and “For” Proposals 2 and 3, and otherwise at the discretion of the persons named in the proxy card.
Revocation of Proxies.    If you are a shareowner of record, you may revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to our Secretary;

•	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting.
If your shares are held in street name, you must contact your broker, nominee or trustee to revoke and vote your proxy.
Quorum.    A quorum of Shareowners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Shareowners at the Annual Meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for ratification of PricewaterhouseCoopers LLP (Proposal 3), but not for voting on the election of Directors (Proposal 1), or the advisory resolution to approve Kellogg’s executive compensation (Proposal 2).
Required Vote.    Our Bylaws contain a majority voting standard for the election of Directors in an uncontested election, such as this election. This means that, in order to be elected in an uncontested election, a Director nominee must receive a greater number of votes cast “for” such Director nominee than votes cast “against” such Director nominee (excluding abstentions). In addition, our Board has adopted a policy governing what will occur in the event that a Director nominee does not receive the required vote for a nominee's election. No Director will be nominated for election or otherwise be eligible for service on the Board unless and until the candidate has delivered an irrevocable resignation to the Nominating and Corporate Governance Committee that would be effective upon (i) the Director’s failure to receive the required vote in an election of Directors and (ii) the Board’s acceptance of his or her resignation. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for the person designated by the Board to replace any nominee. However, the Board does not anticipate that this will occur. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”
The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the Annual Meeting is necessary to approve the advisory resolution on Kellogg’s executive compensation (Proposal 2) and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018 (Proposal 3).
Shares present but not voted because of abstention will have the effect of a “no” vote on Proposal 2. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Proposals 1 and 2. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals 1 and 2, and will have no effect on the outcome of Proposals 1 and 2. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.
Other Business.    We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.
Costs.    We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the Kellogg common stock at our expense. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $15,500, plus reasonable expenses.
Directions to Annual Meeting.    To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations at (269) 961-2800 or at investor.relations@kellogg.com.

SECURITY OWNERSHIP

Five Percent Holders.    The following table shows each person who, based upon their most recent filings or correspondence with the SEC, beneficially owns more than 5% of our common stock.

Beneficial Owner/Address	Shares Beneficially Owned		Percent of Class on December 31, 2017
W.K. Kellogg Foundation Trust(1) c/o Northern Trust Company 50 South LaSalle Street Chicago, IL 60603	71,208,418	(2)	20.6%
KeyCorp 127 Public Square Cleveland, OH 44114-1306	25,804,214	(3)	7.5%
Gordon Gund 14 Nassau Street Princeton, NJ 08542-4523	25,706,686	(4)	7.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	24,688,888	(5)	7.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	22,577,557	(6)	6.5%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	19,667,905	(7)	5.7%

(1)
According to a Schedule 13G/A filed with the SEC on February 8, 2018, the W.K. Kellogg Foundation Trust (the “Kellogg Trust”) shares voting and investment power with the W.K. Kellogg Foundation (the “Kellogg Foundation”) and the trustees of the Kellogg Trust with respect to 67,606,838 shares of Kellogg Company, or 19.6% of our outstanding shares on December 31, 2017. As of that date, the trustees of the Kellogg Trust were John Bryant, Roderick D. Gillum, La June Montgomery Tabron and Northern Trust Company. The Kellogg Foundation, a Michigan charitable corporation, is the sole beneficiary of the Kellogg Trust. Under the agreement governing the Kellogg Trust (the “Agreement”), at least one trustee of the Kellogg Trust must be a member of the Kellogg Foundation’s Board, and one member of our Board must be a trustee of the Kellogg Trust. The Agreement provides if a majority of the trustees of the Kellogg Trust (which majority must include the corporate trustee) cannot agree on how to vote the Kellogg stock, the Kellogg Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Kellogg Foundation has the power to approve successor trustees, and to remove any trustee of the Kellogg Trust. The shares of Kellogg Company owned directly by Mr. Bryant and Ms. Montgomery Tabron are reflected in the Officer and Director Stock Ownership table below.

(2)
According to a Schedule 13G/A filed with the SEC on February 14, 2018, Northern Trust Corporation has sole voting power for 665,489 shares, shared voting power for 70,527,952 shares (including those shares beneficially owned by the Kellogg Trust), sole investment power for 2,229,060 shares and shared investment power for 68,921,349 shares (including those shares beneficially owned by the Kellogg Trust). Northern Trust Corporation, as parent holding company for The Northern Trust Company, as trustee of the Kellogg Trust, shares voting and investment power with the other three trustees with respect to the 67,606,838 shares owned by the Kellogg Trust, which shares are reflected in Northern Trust Corporation’s totals above. The remaining shares not owned by the Kellogg Trust that are disclosed in the table above represent shares beneficially owned by Northern Trust Corporation and The Northern Trust Company unrelated to the Kellogg Trust.

(3)
According to a Schedule 13G/A filed with the SEC on January 24, 2018, KeyCorp, as trustee for certain Gund family trusts, including the trusts discussed under (4) below, as well as other trusts, has sole voting power for

49,756 shares, shared voting power for 6,771 shares, sole investment power for 25,776,816 shares and shared investment power for 25,298 shares.

(4)
According to a Schedule 13G/A filed with the SEC on February 8, 2018, Gordon Gund has sole voting power for 25,559,327 shares, shared voting power for 147,359 shares, sole investment power for 21,889 shares and shared investment power for 147,359 shares. Of the shares over which Gordon Gund has sole voting power, 25,537,438 are held by various trusts for the benefit of certain members of the Gund family, as to which shares Gordon Gund disclaims beneficial ownership.

(5)	According to a Schedule 13G/A filed with the SEC on February 8, 2018, BlackRock, Inc. has sole voting power for 21,672,242 shares and sole investment power for 24,688,888 shares.

(6)
According to a Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group has sole voting power for 361,764 shares, shared voting power for 88,915 shares, sole investment power for 22,139,173 shares and shared investment power for 438,384 shares.

(7)	According to a Schedule 13G filed with the SEC on February 14, 2018, Capital Research Global Investors has sole voting power and sole investment power for 19,667,905 shares.
Officer and Director Stock Ownership.    The following table shows the number of shares of Kellogg common stock beneficially owned as of January 15, 2018, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group.

Name(12)	Shares(1)	Options(2)	Deferred Stock Units(3)	Total Beneficial Ownership(4)	Percentage
Non-NEO Directors
Stephanie Burns	9,868	0	3,227	13,095	*
Carter Cast	0	0	0	0	*
John Dillon (5)	81,018	0	0	81,018	*
Richard Dreiling	3,998	0	2,387	6,385	*
Zachary Gund (6)	1,639,682	0	5,167	1,644,849	*
Jim Jenness	31,369	0	12,481	43,850	*
Donald Knauss	29,977		0	29,977	*
Mary Laschinger	13,752	0	8,616	22,368	*
Cynthia Milligan	13,143	0	0	13,143	*
La June Montgomery Tabron (7)	9,868	0	0	9,868	*
Carolyn Tastad	5,305	0	0	5,305	*
Noel Wallace	5,720	0	0	5,720	*
Named Executive Officers
Steve Cahillane (8)	15,930	0	129	16,059	*
Paul Norman	75,991	315,433	0	391,424	*
Fareed Khan (9)	0	34,653	0	34,653	*
Chris Hood	5,183	161,532	0	166,715	*
Gary Pilnick	56,222	291,499	0	347,721	*
John Bryant (7)	115,804	1,108,331	13,881	1,238,016	*
Ron Dissinger (10)	13,529	262,726	0	276,255	*
All Directors and executive officers as a group (25) persons)(11)	2,199,104	2,568,904	45,888	4,813,896	1.4%

*	Less than 1%.

(1)
Represents the number of shares beneficially owned, excluding shares which may be acquired through exercise of stock options and units held under our deferred compensation plans. Includes the following number of shares held in Kellogg’s Grantor Trust for Directors and Executives related to the annual grants of deferred shares for Non-Employee Directors, which shares are subject to restrictions on voting and investment: Dr. Burns, 9,868 shares; Mr. Dillon, 49,457 shares; Mr. Dreiling, 3,971, Mr. Zachary Gund, 7,826 shares; Mr. Jenness, 19,787 shares; Mr. Knauss, 29,892 shares; Ms. Laschinger, 13,752 shares; Ms. Milligan, 12,684 shares; Ms. Montgomery Tabron, 9,868 shares; Ms. Tastad 5,305 shares; Mr. Wallace 5,720 shares; and all Directors as a group, 168,129 shares.

(2)	Represents options that were exercisable on January 15, 2018 and options that become exercisable within 60 days of January 15, 2018.

(3)
Represents the number of common stock units held under our deferred compensation plans as of January 15, 2018. For additional information, refer to “2017 Director Compensation and Benefits — Elective Deferral Program” and “Compensation Discussion and Analysis — Compensation Policies — Deductibility of Compensation and Other Related Issues” for a description of these plans.

(4)	None of the shares listed have been pledged as collateral.

(5)	Includes 250 shares held for the benefit of a son, over which shares Mr. Dillon disclaims beneficial ownership.

(6)
Includes: (i) 3,657 shares held by a trust for the benefit of Mr. Zachary Gund and certain members of his family, of which Mr. Zachary Gund is one of several trustees; (ii) 9,200 shares held in a trust for the benefit of certain members of Mr. Zachary Gund’s family, of which a family member of Mr. Zachary Gund’s is the trustee; and (iii) 1,619,000 shares held in family partnerships, the partners of which include a trust for the benefit of Mr. Zachary Gund and he serves as a manager of these partnerships. As a result of these relationships, Mr. Zachary Gund may have voting and dispositive power over all such shares. Mr. Zachary Gund disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(7)
Does not include shares owned by the Kellogg Trust, as to which Mr. Bryant and Ms. Montgomery Tabron, as trustees of the Kellogg Trust as of the date of this table, share voting and investment power, or shares as to which the Kellogg Trust or the Kellogg Foundation have a current beneficial interest.

(8)	Mr. Cahillane was appointed as our CEO effective October 2, 2017.

(9)	Mr. Khan was appointed as our CFO effective February 17, 2017.

(10)	Mr. Dissinger retired as CFO on February 17, 2017 and remained at the Company in 2017 to ensure an orderly transition.

(11)
Includes 250 shares owned by or held for the benefit of children, over which the applicable Director, or executive officer disclaims beneficial ownership; 3,657 shares held by a trust for the benefit of the applicable Director and certain family members, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 9,200 shares held in a trust for the benefit of certain family members of the applicable Director, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 1,619,000 shares held in family partnerships, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; and 8,335 shares held in our Savings & Investment Plans.

(12)	Mr. Rebolledo retired from the Board during 2017.
Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and greater-than-10% Shareowners to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to us, we believe that the filing requirements for all of these reporting persons were complied with, except one sale transaction in September 2017 that was inadvertently reported late by Kellogg.  The sale relating to Mr. Jenness was reported on a Form 5 filed in February 2018.

CORPORATE GOVERNANCE

Board-Adopted Corporate Governance Guidelines.    We operate under corporate governance principles and practices (the "Corporate Governance Guidelines") that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. The Corporate Governance Guidelines include the following:

•
A majority of the Directors, and all of the members of the Audit Committee, Compensation and Talent Management Committee ("C&T Committee"), and Nominating and Governance Committee, are required to meet the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•
One of the Directors is designated a Lead Director, who chairs and may call executive session meetings of the independent, non-employee Directors, approves proposed meeting agendas and schedules, and establishes a method for Shareowners and other interested parties to communicate with the Board.

•	The Board reviews CEO succession planning at least once per year.

•	The Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, at our expense.

•
The Corporate Governance Guidelines provide that non-employee Directors meet in executive session at least three times annually. As a general practice, the non-employee Directors meet in executive session at each in-person Board meeting, and did so in 2017.

•	The Board and Board committees conduct annual performance evaluations to assess whether the Board, its committees, and the Directors are functioning effectively.

•
The independent members of the Board use the recommendations from the Nominating and Governance Committee and C&T Committee to conduct an annual review of the CEO's performance and determine the CEO’s compensation.

•
Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer his or her resignation for the Board to consider the continued appropriateness of Board membership under the circumstances.

•	Directors have access to Kellogg officers and employees.

•	Continuing education is provided to Directors consistent with our Board education policy.

•
No Director may be nominated for a new term if he or she would attain the age limit of seventy-two or older at the time of election, unless the Board determines that it is in the best interest of Kellogg to re-nominate the independent Director for additional terms due to his or her unique capabilities or special circumstances.

•	No Director shall serve as a director, officer or employee of a competitor.

•	No Director should serve on more than four other public company boards, in addition to Kellogg.

•
All Directors are expected to comply with stock ownership guidelines for Directors, under which they are generally expected to hold at least five times their annual cash retainer in stock and stock equivalents.

Board Leadership Structure; Communication with the Board.    The following section describes Kellogg’s Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent and management Directors that make up our Board, along with the independent role of our Lead Director and our independent Board Committee composition, benefits Kellogg and its Shareowners.
Independence; Board Mix. Our Board has an effective mix of independent and management directors. It is composed of eleven independent Directors, Mr. Cahillane, our current CEO, Mr. Bryant, our current Chairman, and

Mr. Jenness (who was our Chairman until June 2014). One of our independent directors, Mr. Dillon, will be retiring at our 2018 Annual Meeting of Shareowners. Mr. Bryant will be retiring from the Board on March 15, 2018.
Independence; Committee Structure. In 2017, the Board had six standing Committees: (i) Audit, (ii) C&T, (iii) Nominating and Governance, (iv) Manufacturing, (v) Social Responsibility and Public Policy, and (vi) Executive. The Audit, C&T, and Nominating and Governance committees are composed solely of independent Directors, each with a different independent Director serving as committee chair.
Lead Director. The Board believes that it is beneficial to Kellogg and its Shareowners to designate one of the Directors as a Lead Director. The Lead Director serves a variety of roles, including reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate Board and committee topics are reviewed and sufficient time is allocated to each; liaising between the Chairman and CEO and non-management Directors when necessary and appropriate (that said, each Director has direct and regular access to the Chairman and CEO); presiding at the executive sessions of independent Directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; calling an executive session of independent Directors at any time consistent with the Corporate Governance Guidelines; and coordinating succession planning for the Board, including by having the Nominating and Governance Committee and the independent Directors regularly discuss and evaluate CEO succession plans. Don Knauss, an independent Director and the Chairman of the Nominating and Governance Committee, is currently our Lead Director. Mr. Knauss is an effective Lead Director for Kellogg due to, among other things, his independence, his board leadership experience as CEO, Chairman and Executive Chairman of The Clorox Company, strong strategic and financial acumen, commitment to ethics, extensive knowledge of the retail environment and branded consumer products, and deep understanding of Kellogg and its business obtained while serving as a Kellogg Director. Mr. Knauss may be contacted at donald.knauss@kellogg.com. Any communications which Shareowners or interested parties may wish to send to the Board may be directly sent to Mr. Knauss at this e-mail address.
Chairman / CEO. With respect to the roles of Chairman and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Bryant became CEO in January 2011 and for the first three years of his tenure as CEO, the roles of Chairman and CEO were separate. On July 1, 2014, the Chairman and CEO roles were combined, with the Board electing Mr. Bryant as Chairman of the Board. Upon Mr. Cahillane's appointment as CEO on October 2, 2017, and Mr. Bryant's assumption of the role of Chairman, the roles were separated. Upon Mr. Bryant's retirement from the Board on March 15, 2018, and Mr. Cahillane's succession to the role of Chairman, the roles will again be combined. The Board believes that combining the roles of Chairman and CEO following Mr. Bryant's retirement from the Board, together with the separate, independent role of our Lead Director, will be the most effective leadership structure for Kellogg for many reasons, including Mr. Cahillane’s extensive knowledge and experience in a variety of areas, including strategy and strategic planning, branded consumer products and consumer dynamics, and innovation and research and development acquired as a result of his professional and other experiences, give him the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations. As stated in the Corporate Governance Guidelines, the Board believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.
Self Evaluation. Our Board conducts an annual performance evaluation to determine whether the Board, its committees, and the Directors are functioning effectively. This includes survey materials as well as individual conversations between each Director and the Lead Director. The Board evaluation occurs during the first half of each year, between February and April. In addition, focus areas identified through the evaluation are incorporated into the Board's agenda for the following year to monitor progress. Each committee also conducts its own annual self-evaluation to assess the functioning of the committee and the effectiveness of the committee members, including the committee chair.
As part of the annual Board self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Kellogg and its Shareowners. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kellogg, like many U.S. companies, has been well-served by this flexible leadership structure.

Company Strategy. Strategic planning and oversight of the Company’s business strategy is a key responsibility of the Board, and the Board has deep experience and expertise in the areas of strategy and strategic development. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its responsibilities. Our entire Board discusses the strategic priorities of the Company, taking into consideration global economic, consumer and other significant trends, as well as changes in the food industry and regulatory initiatives. The Board dedicates at least one meeting each year to focus on business strategy, and key elements of our strategy, such as innovation or global expansion and strategic investments, are addressed during most Board meetings.  Topics are also embedded in the work of Committees.
While the Board and its committees oversee strategy and strategic planning, management is charged with executing the business strategy. To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders.  The Board’s discussions are enhanced with “hands-on” experiences, such as its annual visit to either an international market or a key retailer, which provide Directors an opportunity to see strategy execution first hand.
The Board’s oversight and management’s execution of business strategy are intended to help promote the creation of long-term shareowner value in a sustainable manner, with a focus on assessing both opportunities available to us and risks that we may encounter.
Board Oversight of Enterprise Risk.    The Board utilizes our Enterprise Risk Management ("ERM") process to assist in fulfilling its oversight of our risks. Management, who is responsible for day-to-day risk management, conducts a formal risk assessment of Kellogg’s business annually. The risk assessment process is global in nature and has been developed to identify and assess Kellogg’s current and emerging risks, including the nature of the risk, as well as to identify steps to mitigate and manage each risk. Over a hundred of our key business leaders, functional heads and other managers are surveyed and/or interviewed in a targeted and strategic manner to develop the Company's holistic views on enterprise risks.
While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM process has been delegated to the Audit Committee. As such, one of the leaders of the ERM process is the Vice President, Internal Audit, who reports to the Chair of the Audit Committee. The Audit Committee and the full Board at each of their regularly scheduled meetings receive an update on the key enterprise risks, including current status and action items.
The results of the risk assessment are reviewed with the Audit Committee and the full Board. The centerpiece of the assessment is the discussion of key risks which includes the potential magnitude and likelihood of each risk. As part of the process for assessing each risk, management identifies the nature of the risk, the senior executive responsible for managing the risk, the potential impact of the risk, management’s initiatives to manage the risk, the most recent Board or Committee update, and the timing of the next scheduled Board or Committee review.
The results of the risk assessment are then integrated into the Board’s processes. Oversight responsibility for each risk is allocated among the full Board and its Committees, and specific Board and Committee agendas are developed accordingly. Each Committee chair works directly with Kellogg’s key senior executive responsible for the matters allocated to the Committee to develop agenda topics, review materials to be discussed with the Committee, and otherwise discuss those topics relating to the particular Committee. Through this process, each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year.
Due to the dynamic nature of risk and the business environment generally, at every Audit Committee meeting, the Company provides a status report on key enterprise risks, and regularly provides a more in depth report on select topics. In addition, adjustments are made to Board and Committee agendas throughout the year so that enterprise risks are reviewed at the relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of Kellogg’s risks in a timely and effective manner.
Majority Voting for Directors; Director Resignation Policy.  Our Bylaws contain a majority voting standard for the election of Directors in an uncontested election (that is, an election where the number of nominees is equal to the number of seats open). In an uncontested election, each nominee must be elected by the vote of a majority of the votes cast. A “majority of the votes cast” means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” (excluding abstentions). No Director will be nominated for election or otherwise be eligible for service on the Board unless and until such candidate has delivered an irrevocable resignation to the

Nominating and Corporate Governance Committee that would be effective upon (i) such Director’s failure to receive the required vote in an election of Directors and (ii) the Board’s acceptance of the resignation.
If a Director fails to achieve the required vote in an uncontested election, the Nominating and Governance Committee would promptly consider the resignation and recommend to the Board the action to be taken on the offered resignation.
The Board would act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the Shareowners’ meeting where the election occurred. The Director whose resignation is under consideration shall not participate in the recommendation of the Nominating Committee or deliberations of the Board with respect to his or her nomination. Following the Board's decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered.
To the extent that a resignation is accepted, the Nominating and Governance Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
Director Independence.    The Board has determined that all current Directors (other than Mr. Bryant, Mr. Cahillane and Mr. Jenness) are independent based on the following standards: (a) no entity (other than a charitable entity) of which such a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Kellogg and its subsidiaries in any of the 2017, 2016, or 2015 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no such Director, or any immediate family member employed as an executive officer of Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Kellogg or its subsidiaries, other than Director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Kellogg did not employ such Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no such Director was a current partner or employee of a firm that is Kellogg’s internal or external auditor (“Auditor”), no immediate family member of such Director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no Director or immediate family member of such Director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no such Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any such Director and Kellogg or our subsidiaries.
The Board also considers from time to time commercial ordinary-course transactions as it assesses independence status, including transactions relating to selling product and marketing arrangements. The Board has concluded that these transactions did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.
Shareowner Recommendations for Director Nominees.    The Nominating and Governance Committee will consider Shareowner nominations for membership on the Board. For the 2019 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation not earlier than November 7, 2018 and not later than December 7, 2018. Recommendations must also include certain other requirements specified in our bylaws.
When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new Director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current Directors. The Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Shareowners.

Shareowner Nomination of Director Candidates for Inclusion in Proxy Statement for Annual Meeting. Our bylaws permit a Shareowner, or a group of up to 20 Shareowners, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the Shareowner(s) and the nominee(s) satisfy the requirements specified in the bylaws. For the 2019 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017-3534. Any such nomination must be received by us not earlier than October 8, 2018 and not later than November 7, 2018. Any such nomination must meet the other requirements set forth in our bylaws.
Attendance at Annual Meetings.    All incumbent Directors are expected to attend the Annual Meeting of Shareowners. All of our then incumbent Directors attended the 2017 Annual Meeting of Shareowners.
Code of Conduct/Ethics.    We have adopted the Code of Conduct for Kellogg Company Directors and Global Code of Ethics for Kellogg Company employees (including the CEO, CFO, other named executive officers, and corporate controller). Any amendments to or waivers of the Global Code of Ethics applicable to our CEO, CFO or corporate controller will be posted on www.kelloggcompany.com. There were no amendments to or waivers of the Global Code of Ethics in 2017.
Availability of Corporate Governance Documents.    Copies of the Corporate Governance Guidelines, the Charters of the Audit, C&T, and Nominating and Governance Committees of the Board, the Code of Conduct for Kellogg Company Directors, and Global Code of Ethics for Kellogg Company employees can be found on the Kellogg Company website at www.kelloggcompany.com under “Investor Relations,” then “Corporate Governance.” Shareowners may also request a free copy of these documents from: Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016 (phone: (800) 962-1413), the Investor Relations Department at that same address (phone: (269) 961-2800) or investor.relations@kellogg.com.

BOARD AND COMMITTEE MEMBERSHIP

The Board routinely reviews Board composition to ensure that it has the right balance of skills to fulfill its oversight obligations for Shareowners. As part of that process, the Nominating and Governance Committee and the Board consider current tenure and potential retirements.
The Board had the following standing committees in 2017: (i) Audit; (ii) C&T; (iii) Nominating and Governance; (iv) Manufacturing; (v) Social Responsibility and Public Policy; and (vi) Executive.
The Board held ten meetings in 2017. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the Directors were members during 2017 that were held while such Directors were on the Board.
The table below provides 2017 membership and meeting information for each Board committee as of December 30, 2017 (last day of fiscal year):

Name(4)	Audit	Compensation and Talent Management	Nominating and Governance	Manufacturing	Social Responsibility and Public Policy	Executive
John Bryant(1)						Chair
Stephanie A. Burns	Chair		✓			✓
Steve A. Cahillane (2)						✓
Carter Cast(3)	✓				✓
John Dillon		Chair	✓	✓		✓
Richard Dreiling	✓				✓
Zachary Gund		✓		Chair		✓
Jim Jenness				✓	✓
Don Knauss	✓	✓	Chair			✓
Mary Laschinger		✓	✓
Cynthia Milligan				✓	Chair	✓
La June Montgomery Tabron				✓	✓
Carolyn M. Tastad		✓		✓
Noel R. Wallace	✓				✓
2017 Meetings Held	5	6	3	3	2

(1)	Mr. Bryant is not a formal member of any committee (other than Executive) and attends meetings for each committee.

(2)
Mr. Cahillane is not a formal member of any committee (other than Executive) and attends meetings for each committee. Mr. Cahillane was elected as Director, and his initial term commenced, on October 2, 2017.

(3)	Mr. Cast was elected as Director, and his initial term commenced, on June 15, 2017.
Audit Committee.    Pursuant to a written charter, the Audit Committee, among other things, assists the Board in monitoring the integrity of our financial statements, the independence and performance of our independent registered public accounting firm, the performance of our internal audit function, our ERM process, our compliance with legal and regulatory requirements, and other related matters. The Audit Committee, or its Chair, also pre-approves all audit, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Kellogg management and the independent registered public accounting firm. The Committee also has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which directly reports to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. Ms. Burns, the Chair of the Audit Committee, and Mr. Knauss have each been determined by the Board to be an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K.  The Board has determined that each member of the Audit Committee meets the definition of independence under our Corporate Governance Guidelines and the requirements of the New York Stock Exchange.
Compensation and Talent Management Committee.    Pursuant to a written charter, the C&T Committee, among other things: (a) reviews and approves the compensation philosophy and principles for senior executives; (b) reviews and makes recommendations for the compensation of senior management personnel and monitors overall compensation for senior executives, including reviewing risks arising from Kellogg’s compensation policies and practices; (c) reviews and recommends the compensation of the CEO; (d) has sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation; (e) oversees and administers employee benefit plans to the extent provided in those plans; (f) reviews with management employment and employment-related matters and employment programs; (g) reviews trends in management compensation; (h) reviews talent development; and (i) reviews the Company’s diversity and inclusion programs and policies. The Committee may form and delegate authority to subcommittees or the Chair when appropriate.
The C&T Committee, or its Chair, also approves all engagements and services to be performed by any consultants or advisors to the Committee. To assist the Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant — Frederic W. Cook (“FW Cook”). The consultant reports directly to the C&T Committee. Prior to retaining any such consultant, or other advisor, the Committee must consider whether the work of such consultant or other advisor would raise a conflict of interest according to the independence factors enumerated by the New York Stock Exchange, as well as any other factors the Committee determines to be relevant. Other than the work it performs for the C&T Committee and the Board, FW Cook does not provide any consulting services to Kellogg or its executive officers. For additional information about the independence of the Committee’s consultant, refer to “Compensation Discussion and Analysis — Compensation Approach — Independence.”
The Board has determined that each member of the C&T Committee meets the definition of independence under our Corporate Governance Guidelines and the requirements of the New York Stock Exchange and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of the Committee are not current or former employees of Kellogg, are not eligible to participate in any of our executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation, and are not “affiliates” of the Company, as defined under Rule 10c-1 under the Securities Exchange Act of 1934. Additionally, the composition of the Committee is designed to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code.
The C&T Committee is charged with overseeing the review and assessment of risks arising from Kellogg’s compensation policies and practices. This includes the Committee's annual review of our compensation program for design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As part of its review, the Committee also assesses perspectives from independent experts and regulators. Kellogg uses a number of approaches to mitigate excessive risk taking, including significant weighting towards long-term incentive compensation, emphasizing qualitative goals in addition to a variety of quantitative metrics, and equity ownership guidelines. As a result of this review, together with input from the independent compensation consultant, the C&T Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.
For additional information about the C&T Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis — Compensation Approach.”
Manufacturing Committee. Pursuant to a written charter, the Manufacturing Committee, among other things, assists the Board in discharging its oversight responsibilities, with the primary focus on Kellogg’s food quality and safety, and people and labor strategies. As it deems appropriate, the Committee reviews policies, programs and practices, and provides strategic advice and counsel concerning the matters set forth above including, but not limited to, food safety, employee health and safety, and people and labor strategies.
Nominating and Governance Committee. Pursuant to a written charter, the Nominating and Governance Committee, among other things, assists the Board by (a) identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors; (b) recommending nominees for Director to the Board;

(c) recommending committee assignments; (d) reviewing annually the Board’s compliance with the Corporate Governance Guidelines; (e) reviewing annually the Corporate Governance Guidelines and recommends changes to the Board; (f) monitoring the performance of Directors and conducting performance evaluations of each Director before the Director’s re-nomination to the Board; (g) administering the annual evaluation of the Board; (h) providing annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; (i) considering and evaluating potential waivers of the Code of Conduct for Directors and Global Code of Ethics for senior officers (for which there were none in 2017); (j) making a report to the Board on CEO succession planning at least annually; (k) providing an annual review of the independence of Directors to the Board; (l) reviewing and recommending to the Board responses to Shareowner proposals; and (m) reviewing Director compensation. The Chair of the Nominating and Governance Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board. Each of the Nominating and Governance Committee members meets the independence requirements of the New York Stock Exchange.
Social Responsibility and Public Policy Committee.  Pursuant to a written charter, the Social Responsibility and Public Policy Committee, among other things, assists the Board in discharging its oversight responsibilities with respect to certain social and public policy issues. The Committee reviews the Company's policies, programs and practices concerning public policy, government relations, regulatory matters, philanthropic activities/charitable contributions, sustainability and related topics. The Committee is particularly focused on the intersection of philanthropy, public policy, and sustainability and the Company's goals.
Executive Committee.    Pursuant to a written charter, the Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions.

PROPOSAL 1 — ELECTION OF DIRECTORS

For more than 110 years, consumers have counted on Kellogg for great-tasting, high-quality and nutritious foods. Kellogg is the world’s leading producer of cereal, second largest producer of cookies and crackers, and a leading producer of savory snacks and frozen foods. Additional product offerings include toaster pastries, cereal bars, fruit-flavored snacks and veggie foods. Kellogg products are manufactured and marketed globally. As such, we believe that in order for our Board to effectively guide Kellogg to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve Kellogg and our Shareowners, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. In addition, the Board desires to have specific knowledge related to Kellogg’s industry, such as expertise in branded consumer products and consumer dynamics, health and nutrition, innovation / research and development, international markets, manufacturing and supply chain, marketing, regulatory and government affairs, the retail environment, and sales and distribution.
The Nominating and Governance Committee believes that all Directors must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating and Governance Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender and national origin. The Nominating and Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. The Committee seeks a diverse Board that is representative of our global business, Shareowners, consumers, customers, and employees. While the Nominating and Governance Committee carefully considers diversity when determining Board composition, it has not established a formal policy regarding diversity. The Nominating and Governance Committee also will consider a combination of factors for each director, including whether the nominee (1) has the ability to represent all Shareowners without a conflict of interest; (2) has the ability to work in and promote a productive environment; (3) has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) has demonstrated the high level of character and integrity that we expect; (5) possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; and (6) has the ability to apply sound and independent business judgment.
The Nominating and Governance Committee has determined that all of our Directors meet the criteria and qualifications set forth in the Board’s Code of Conduct, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each Director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our Shareowners: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our Directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of the business and social realities of the global environment in which Kellogg operates, the independence and high performance standards necessary to fulfill the Board's oversight function, and the humility, professional maturity, and style to interface openly and constructively with other Directors. Finally, the Director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Kellogg and its Shareowners, and guide the long-term sustainable, dependable performance of Kellogg.
Our amended restated certificate of incorporation and bylaws provide that the Board shall be composed of not less than seven and no more than fifteen Directors divided into three classes as nearly equal in number as possible, and that each Director shall be elected for a term of three years with the term of one class expiring each year. The Board prefers approximately twelve members, but expands the Board in order to add outstanding candidates or to prepare for an orderly transition with respect to departures of Directors.

Four Directors have been nominated for re-election at the 2018 Annual Meeting to serve for a term ending at the 2021 Annual Meeting of Shareowners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently fourteen members of the Board. Mr. Bryant will retire from the Board on March 15, 2018, at which time the size of the Board will be reduced to thirteen members. In accordance with our retirement policy for directors, Mr. Dillon is not standing for re-election and will retire from the Board in connection with the 2018 Annual Meeting. At such time, the size of the Board will be reduced to twelve members.
The Board recommends that the Shareowners vote “FOR” the following nominees: Carter Cast, Zachary Gund, Jim Jenness and Don Knauss. Each nominee was recommended for re-election by the Nominating and Governance Committee for consideration by the Board and proposal to the Shareowners. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
We have a balanced Board which individually possesses the leadership and character commensurate with the role of director, and which collectively possesses the mix of skills necessary to provide appropriate oversight of a company the size and complexity of Kellogg. In addition, the Board possesses a strong mix of experienced and newer directors. The following skills have been identified by the Board as core competencies:

Accounting and Financial Acumen	Branded Consumer Products / Consumer Dynamics	Crisis Management	Health and Nutrition	Innovation / Research and Development
International and Emerging Markets	People Management	Manufacturing and Supply Chain	Marketing / Brand Building	Regulatory / Government
Retail Environment	Risk Management	Sales and Distribution	Social Responsibility	Strategy / Strategic Planning
Our Directors possess many of these competencies. For purposes of this Proxy Statement, the Director biographies highlight five of these competencies that each Director possesses.

Nominees for Election for a Three-Year Term Expiring at the 2021 Annual Meeting.

CARTER CAST. Mr. Cast, age 54, has served as a Kellogg Director since June 2017. Mr. Cast is currently a venture partner at Pritzker Group Venture Capital and is on faculty at Northwestern University’s Kellogg School of Management, where he is a clinical professor teaching entrepreneurship, innovation and marketing. Mr. Cast served as CEO of the online retail company, Hayneedle, Inc., from September 2007 until June 2011. Mr. Cast brings vast experience in the digital arena, previously helping to build and then lead Walmart.com, as its CEO. Prior to 2000, he led the launch of the Blue Nile brand, the leading online jewelry retailer and also served as the Chief Marketing Officer at eBay. He also has previously served as the

Vice President of Product Marketing and Marketing Communications at Electronic Arts. Mr. Cast has significant leadership experience as well at other Fortune 500 companies, including PepsiCo where he was a marketing executive, and Frito-Lay where he managed its $1.5 billion tortilla chip category.

The Nominating and Governance Committee reviewed Mr. Cast's professional and other experiences, including his particular knowledge and experience in accounting and financial acumen, risk management, branded consumer products and consumer dynamics, social responsibility, marketing, and the retail environment (including the e-commerce channel / business model). The Nominating and Governance Committee considered Mr. Cast a candidate for the Board as Mr. Cast's knowledge and experience would strengthen the Board's collective knowledge, capabilities and experience.

ZACHARY GUND.   Mr. Zachary Gund, age 47, has served as a Kellogg Director since December 2014. He is currently a Managing Partner of Coppermine Capital, LLC, where he has worked since 2001. Mr. Gund makes investment decisions and oversees several portfolio companies across many different sectors. His work has spanned both the manufacturing and service industries, including food manufacturing.

As a result of these professional and other experiences, Mr. Gund possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, crisis management, sales and distribution, the retail environment, and manufacturing and supply chain that strengthens the Board’s collective knowledge, capabilities and experience. He also has a unique sense of shareowner perspectives. Mr. Zachary Gund is the son of Mr. Gordon Gund.

JIM JENNESS.   Mr. Jenness, age 71, has served as a Kellogg Director since July 2000. He was our Executive Chairman from February 2005 until June 2014, and served as our CEO from February 2005 through December 30, 2006. He also served as CEO of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising, from 1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and COO of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He is a director of Kimberly-Clark Corporation and

Prestige Brands Holdings, Inc. Mr. Jenness also served as a trustee of the W.K. Kellogg Foundation Trust from 2005 to 2015.

As a result of these professional and other experiences, Mr. Jenness possesses particular knowledge and experience in a variety of areas, including social responsibility, marketing, innovation / research and development, manufacturing and supply chain, health and nutrition, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience. As a former CEO, he has unique insights into the operations of the Company's global business.

DON KNAUSS. Mr. Knauss, age 67, has served as a Kellogg Director since December 2007. Mr. Knauss retired as Executive Chairman of the Board of The Clorox Company in July 2015. He had served as Chairman and CEO of The Clorox Company from 2006 to 2014. He was Executive Vice President of The Coca-Cola Company and President and COO for Coca-Cola North America from February 2004 until September 2006. Previously, he was President of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and President and CEO of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003 and President of Coca-Cola Southern Africa from March 1998 until January 2000. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble, and served as an officer in the United States Marine Corps. In addition, Mr. Knauss is a director of McKesson Corporation and Target Corporation, and within the past five years, he has also served as a director of URS Corporation.

As a result of these professional and other experiences, Mr. Knauss has been determined to be an "Audit Committee Financial Expert" under the SEC's rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, risk management, crisis management, people management, the retail environment, and has public company board experience (including specific experience in auditing, manufacturing, and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2020 Annual Meeting.

STEPHANIE BURNS, Ph.D.    Dr. Burns, age 63, has served as a Kellogg Director since February 2014. Dr. Burns served as CEO of Dow Corning Corporation from 2004 to 2011 and its Chairman from 2006 through 2011. She began her career with Dow Corning in 1983 and later became Dow Corning’s first director of women’s health. Dr. Burns was elected to the Dow Corning Board of Directors in 2001 and elected as President in 2003. Dr. Burns is a director of HP Inc. and Corning Incorporated, and within the past five years, Dr. Burns has also served as a director of GlaxoSmithKline plc.

As a result of these professional and other experiences, Dr. Burns has been determined to be an "Audit Committee Financial Expert" under the SEC's rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, risk management, crisis management, innovation / research and development, manufacturing and supply chain, regulatory and government affairs, and public company board experience (including specific experience in compensation, corporate relations, manufacturing, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

STEVE CAHILLANE.   Mr. Cahillane, 52, became President and CEO on October 2, 2017, and has served as a Kellogg Director since October 2017. Prior to joining Kellogg, Mr. Cahillane served as Chief Executive Officer and President, and as member of the board of directors, of Alphabet Holding Company, Inc., and its wholly-owned operating subsidiary, The Nature’s Bounty Co., since September 8, 2014. Prior to that, Mr. Cahillane served as Executive Vice President of The Coca-Cola Company from February 2013 to February 2014 and President of Coca-Cola Americas, the global beverage maker’s largest business, with $25 billion in annual sales at that time, from January 2013 to February 2014. Mr. Cahillane served as President of various Coca-Cola operating groups from 2007 to 2012.

As a result of these professional and other experiences, Mr. Cahillane possesses particular knowledge and experience in a variety of areas, including strategy and strategic planning, marketing / brand building, sales and distribution, innovation / research and development, branded consumer products and consumer dynamics, health and nutrition, and international and emerging markets that strengthens the Board's collective knowledge, capabilities and experience.

RICHARD DREILING.    Mr. Dreiling, age 64, has served as a member of Kellogg Company’s Board of Directors since June 2016. Mr. Dreiling previously served as Chief Executive Officer of Dollar General Corporation, until his retirement in June 2015. He was also Chairman of Dollar General from December 2008 to January 2016, and served as Senior Advisor from June 2015 to January 2016. Mr. Dreiling has more than 40 years of diverse retail industry experience in consumer discount, drug store and grocery sectors. He spent 34 years with Safeway, Inc. in roles spanning marketing, manufacturing, distribution, merchandising and retail operations. Mr. Dreiling serves on the boards of Lowe’s Companies Inc., Aramark and PulteGroup Inc.

As a result of these and other experiences, Mr. Dreiling possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, risk management, strategy and strategic planning, marketing, the retail environment, and public company board experience’ that strengthens the Board’s collective knowledge, capabilities and experience.

LA JUNE MONTGOMERY TABRON. Ms. Montgomery Tabron, age 55, has served as a Kellogg Director since February 2014. Ms. Montgomery Tabron was elected President and CEO of the W.K. Kellogg Foundation effective January 2014. She is also a member of the Board of Trustees of the W.K. Kellogg Foundation since January 2014. During her 29 years with the W.K. Kellogg Foundation, she held various positions in finance, including Executive Vice President of Operations and Treasurer from March 2012 to December 2013, COO and Treasurer from January 2010 to February 2012, Vice President of Finance and Treasurer from September 2000 to December 2009, Assistant Vice President of Finance and Assistant Treasurer from

September 1997 to September 2000, and Controller from May 1987 to September 1997. Ms. Montgomery Tabron has also been a trustee of the W.K. Kellogg Foundation Trust since 2014.

As a result of these professional and other experiences, Ms. Montgomery Tabron possesses particular knowledge and experience in a variety of areas, including people management, strategy and strategic planning, social responsibility, health and nutrition, regulatory and government, and private company board experience (including specific experience in social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience. She also has a unique sense of shareowner perspectives.

Continuing Directors to Serve Until the 2019 Annual Meeting.

MARY LASCHINGER.    Ms. Laschinger, age 57, has served as a Kellogg Director since October 2012. She is Chairman of the Board and CEO of Veritiv Corporation. Previously, Ms. Laschinger served as Senior Vice President of International Paper Company from 2007 to June 2014, and as President of the xpedx distribution business from January 2010 to June 2014. She also served as President of the Europe, Middle East, Africa and Russia business at International Paper, Vice President and General Manager of International Paper’s Wood Products and Pulp businesses, as well as in other senior management roles in sales, marketing, manufacturing and supply chain at International Paper.

As a result of these professional and other experiences, Ms. Laschinger possesses particular knowledge and experience in a variety of areas, including people management, marketing, sales and distribution, branded consumer products and consumer dynamics, international and emerging markets, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience.

CYNTHIA HARDIN MILLIGAN. Ms. Milligan, age 71, has served as a Kellogg Director since February 2013. She is Dean Emeritus of the College of Business Administration at the University of Nebraska-Lincoln, having served as Dean from June 1998 until May 2009. Prior to her tenure with the University of Nebraska at Lincoln, Ms. Milligan was President and Chief Executive Officer of Cynthia Milligan & Associates, a consulting group to financial institutions, from 1991 to 1998. Prior to that, she served as Director of Banking and Finance for the State of Nebraska from 1987 to 1991. She was also a Senior Partner at the law firm of Rembolt, Ludtke, Parker, Milligan & Berger, and an Adjunct Professor at Georgetown University Law Center and

the University of Nebraska College of Law, specializing in taxation and banking law. In addition, she previously served as a Director of the Kansas City Federal Reserve Omaha Branch. She has also served as a member of the board of trustees of W.K. Kellogg Foundation since January 1999, and within the past five years, she has also served as a director of Wells Fargo & Company, Raven Industries, Inc., and 20 Calvert sponsored mutual funds.

As a result of these professional and other experiences, Ms. Milligan possesses particular knowledge and experience in a variety of areas, including crisis management, strategy and strategic planning, social responsibility, health and nutrition, regulatory and government affairs, and public company board experience (including specific experience in credit, risk, governance, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience. She also has a unique sense of shareowner perspectives.

CAROLYN TASTAD. Ms. Tastad, age 56, has served as a Kellogg Director since December 2015. Ms. Tastad is currently Group President, Procter & Gamble North America, Selling and Market Operations. Ms. Tastad has worked at P&G since 1983 and has experience across its broad portfolio of brands, including responsibility for leading P&G’s selling organization across all sectors and all regions. She is executive sponsor of P&G’s Gender Equality citizenship effort and leads P&G’s Corporate Women’s Leadership Team. Ms. Tastad previously served in executive roles in the U.S., Canada, and Switzerland.

As a result of these professional and other experiences, Ms. Tastad possesses particular knowledge and experience in a variety of areas, including people management, marketing, sales and distribution, branded consumer products and consumer dynamics, and international and emerging markets that strengthens the Board's collective knowledge, capabilities and experience.

NOEL WALLACE. Mr. Wallace, age 53, has served as a Kellogg Director since October 2015. Mr. Wallace is currently Chief Operating Officer, Global Innovation and Growth and Hill's Pet Nutrition. He has worked at Colgate-Palmolive since 1987, serving in global executive roles in marketing and general management in North America, Europe, Latin America, and Africa, including responsibility for Colgate’s Sustainability strategy. In 2013, he was appointed President of Colgate Latin America prior to assuming his current role in 2016.

As a result of these professional and other experiences, Mr. Wallace possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, risk management, innovation / research and development, international and emerging markets, branded consumer products and consumer dynamics, regulatory and government that strengthens the Board's collective knowledge, capabilities and experience.

2017 DIRECTOR COMPENSATION AND BENEFITS

Only non-employee Directors receive compensation for their services as Directors. For information about the compensation of Messrs. Bryant and Cahillane, refer to “Executive Compensation” beginning on page 43.
Our 2017 compensation for non-employee Directors was comprised of annual retainers and equity-based grants. The annual pay is designed to attract and retain diverse, highly-qualified, seasoned, and independent professionals to represent all of our Shareowners, and is targeted against the median of our compensation peer group. Refer to “Compensation Discussion and Analysis — Compensation Approach” for a description of the companies that make up our compensation peer group. The Nominating and Governance Committee reviews our Director compensation program on an annual basis with FW Cook, the independent compensation consultant. FW Cook provides counsel to the Committee in a variety of ways, including an in-depth study that reports and analyzes the director compensation programs in the compensation peer group to ensure that the program is competitive, consistent with market practice, and designed to attract qualified directors. Although the Nominating and Governance Committee conducts this review on an annual basis, it generally considers adjustments to Director compensation every other year.
Our compensation is designed to create alignment between our Directors and our Shareowners through the use of equity-based grants. In 2017, approximately 60% of non-employee Director pay was in equity and approximately 40% was in cash.
Compensation as of December 30, 2017 (end of fiscal year), for non-employee Directors consisted of the following:

Type of Compensation	Value
Annual Cash Retainer (paid in quarterly installments)	$105,000
Annual Stock Awards Retainer (issued on May 8, 2017)	$155,000
Annual Cash Retainer for Lead Director / Committee Chair:
Lead Director	$25,000
Audit Committee	$20,000
C&T Committee	$20,000
Nominating and Governance Committee	$20,000
All Other Committees (other than Executive Committee where no retainer is paid)	$15,000
Actual annual pay varies somewhat among non-employee Directors based primarily on committee chair responsibilities. To the extent the dollar value of the Annual Stock Awards Retainer exceeds $155,000 at the time of the grant, the excess amount is deducted from the Annual Cash Retainer payments.
Stock Awards.    Stock awards are granted in early May and for non-employee Directors are automatically deferred pursuant to the Kellogg Company Grantor Trust for Non-Employee Directors. Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.
Business Expenses.    Kellogg pays for the business expenses related to Directors attending Kellogg meetings, including room, meals and transportation to and from Board and Committee meetings. At times, a Director may travel to and from Kellogg meetings on Kellogg corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified Director education programs.
Director and Officer Liability Insurance and Travel Accident Insurance.    Director and officer liability insurance (“D&O Insurance”) insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O Insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Our travel accident insurance policy also covers employees and others while traveling on Kellogg corporate aircraft and, therefore, a dollar amount cannot be assigned for individual Directors.
Elective Deferral Program.    Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may each year irrevocably elect to defer all or a portion of their Board annual cash retainer payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of our common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating Director. A participant’s account balance is paid in stock upon termination of service as a Director. The balance is paid in a lump sum or in up to ten annual installments at the election of the Director. In the case of annual installments, dividend equivalents are earned and credited to the participant’s unpaid balance on the date earned until the account is distributed in full.
Minimum Stock Ownership Requirement.    All non-employee Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer ($525,000 — five times the $105,000 cash retainer) in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of December 30, 2017, all of the non-employee Directors exceeded or were on track to meet this requirement. Mr. Bryant and Mr. Cahillane are expected to comply with the stock ownership guidelines described in “Compensation Discussion and Analysis — Compensation Policies — Executive Stock Ownership Guidelines,” which is at least six times annual base salary. Mr. Bryant exceeds his stock ownership guideline, and Mr. Cahillane is on track to meet this requirement.

Directors’ Compensation Table
The individual components of the total compensation calculation reflected in the table below are as follows:
Fees and Retainers.    The amounts shown under the heading “Fees Earned or Paid in Cash” consist of annual retainers earned by or paid in cash to our non-employee Directors in 2017.
Stock Awards.    The amounts disclosed under the heading “Stock Awards” consist of the annual grant of deferred shares of common stock, which are placed in the Kellogg Company Grantor Trust for Non-Employee Directors. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Compensation — Stock Compensation).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Stephanie A. Burns	123,681	155,069		—	—	—	—	278,750
Carter Cast	65,910	—	(6)	—	—	—	—	65,910	(6)
John Dillon	123,681	155,069		—	—	—	—	278,750
Richard Dreiling	103,681	282,003	(7)	—	—	—	—	385,684	(7)
Zachary Gund	118,681	155,069		—	—	—	—	273,750
Jim Jenness	103,681	155,069		—	—	—	—	258,750
Donald Knauss	148,681	155,069		—	—	—	—	303,750
Mary Laschinger	103,681	155,069		—	—	—	—	258,750
Cynthia Milligan	118,681	155,069		—	—	—	—	273,750
La June Montgomery Tabron	103,681	155,069		—	—	—	—	258,750
Carolyn Tastad	103,681	155,069		—	—	—	—	258,750
Noel Wallace	103,681	155,069		—	—	—	—	258,750
Rogelio Rebolledo(8)	25,000	—		—	—	—	—	25,000

(1)
The amount reflects the aggregate dollar amount of all fees earned or paid in cash for services as a non-employee Director. Differences reflect time on the Board during 2017 and cash retainers paid to Committee Chairs and the Lead Director.

(2)
The amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 2,133 deferred shares of common stock. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The grant-date fair value of the stock-based awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. The number of shares of common stock held by each of our Directors is shown under “Security Ownership — Officer and Director Stock Ownership” on page 5 of this proxy statement.

(3)	As of December 30, 2017, Directors and former Directors had no stock options outstanding. In December 2008, the Board decided to stop granting stock options to non-employee Directors.

(4)	Kellogg does not have a non-equity incentive plan for non-employee Directors.

(5)	Kellogg does not have a pension plan for non-employee Directors and does not pay above-market or preferential rates on non-qualified deferred compensation for non-employee Directors.

(6)
Mr. Cast was elected as Director on June 8, 2017, and his initial term as Director began June 15, 2017, which was after the annual grant to non-employee Directors. In May 2018, Mr. Cast will receive a prorated portion of the 2017 stock awards for his service as Director prior to the 2018 Annual Meeting of Shareowners.

(7)
Mr. Dreiling began his initial term on June 13, 2016. The amount reflects the prorated portion of the stock awards granted for his service as a Director prior to the 2017 Annual Meeting of Shareowners. This grant was an addition to the stock awards granted in May 2017 to all of the then-current non-executive Directors for service after the 2017 Annual Meeting of Shareowners.

(8)	Mr. Rebolledo retired as a Director at the 2017 Annual Meeting of Shareowners. The amount reflects compensation he received for his service as Director until the 2017 Annual Meeting of Shareowners.

COMPENSATION DISCUSSION AND ANALYSIS

In order to present Kellogg’s executive compensation program in a simple and understandable manner, the Compensation Discussion and Analysis ("CD&A") has been organized into the following sections:

A.	Executive Summary – an overview of our compensation program and 2017 results.

B.	Core Principles – the fundamental tenets upon which our compensation program is built, such as "pay for performance."

C.	Compensation Approach – the process used to develop plan design, set compensation, and verify that actual pay is consistent with our Core Principles.

D.	Compensation Plans and Design – the specific elements of the compensation program and 2017 pay.

E.	Compensation Policies – key policies that govern the operation of the plans.
It is important to read this section in conjunction with the detailed tables and narrative descriptions under “Executive Compensation” beginning on page 43 of this proxy statement.
In 2017, a new CEO and CFO joined the executive team. For that reason, the proxy reviews the compensation of the five current named executive officers, in addition to the former CEO and CFO. In this proxy statement, we refer to our current and former CEO, current and former CFO, and the other three individuals as our “named executive officers” or “NEOs.”
A.    Executive Summary.    This executive summary highlights core principles of our compensation program and the approach followed by the C&T Committee.
Core Principles. We operate in a robust and challenging industry, where competitive compensation is important. We believe that our executive compensation program for our NEOs should be designed to:

•	provide a competitive level of total compensation necessary to attract and retain talented and experienced executives;

•	appropriately motivate our NEOs to contribute to our near- and long-term success; and

•	help drive long-term total return for our Shareowners.
Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Mitigating Risk. A detailed description of these principles is included in the CD&A, and the following is a brief overview of each.
Pay for Performance. Our compensation program is designed to have a significant portion of an NEO’s actual compensation linked to Kellogg’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive plan, stock option plan and three-year executive performance plan, and by limiting perquisites.
Shareowner Alignment. We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having a significant portion of an NEO’s target compensation stock-based, and using compensation plan goals that are tied to key financial metrics of Kellogg. In addition, our C&T Committee reviews ‘total shareowner return’ as a key financial metric when reviewing performance to verify our pay for performance connection.
Values-Based. Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.
Mitigating Risk. Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced manner. In addition, we use clawback provisions to mitigate risk by creating appropriate remedies under certain circumstances.

Compensation Approach. The approach utilized by the C&T Committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles. Our compensation approach is a multi-step process based on (a) utilizing compensation peer group data to appropriately target compensation levels, (b) benchmarking compensation at the 50th percentile of the compensation peer group, (c) following a consistent, rigorous target setting process, (d) independent decision-making, and (e) utilizing verification tools to ensure appropriate decisions are being made.
Key Decisions. Recently, the C&T Committee took the following actions (a more detailed discussion of each of these topics is in the CD&A):
2017 Performance / Payouts. In 2017, the Company exceeded the AIP target for cash flow, which included cash expenditures for Project K totaling $339 million. Operating profit growth was within external guidance for the year but slightly below our AIP target. This operating profit performance allowed us to remain on track for our longer term operating margin growth goal. Net sales were below the AIP targets, with progressively better performance throughout the year. During 2017, the Company continued to make progress against our 2020 Growth Plan and 2017 priorities including announcing and executing the transition from Direct-Store Delivery in U.S. Snacks, building our health and wellness platform by acquiring RXBAR, a better-for-you snack business in the U.S., and expanding in emerging markets by integrating Parati, a leading biscuit business in Brazil.
In light of this performance, awards for the 2017 Annual Incentive Plan ("AIP") and 2015-2017 Executive Performance Plan ("EPP") are as follows:

•
AIP Payouts (Pay for Performance). The payout factor for the 2017 AIP is 95% of target, which is a third quartile of our compensation peer group (defined below) payout.  The payout is the formulaic result from the targets established at the beginning of the year for financial and non-financial metrics. The Committee concluded that a payout of 95% of target was appropriate for the Company's performance for 2017 after considering actual performance compared to the financial targets, the Company's performance versus the performance peer group (defined below), total shareowner return, alignment between estimated quartile performance and quartile payout, and key business activities. Actual payouts for each NEO are described later in this CD&A.

•
2015-2017 EPP Payouts (Pay for Performance). The Committee determined that a payout of 75% of the 2015-2017 EPP target would be made to our NEOs for the 2015-2017 performance.  This payout is in the third quartile of our compensation peer group. The Committee concluded that a payout of 75% of target was appropriate for the Company's performance for the three-year period after considering the financial performance against EPP targets, as well as a variety of additional factors, including the Company's total shareowner return, payouts of similar programs for our compensation peer group, and key Company activities during the performance period.

Program Updates. The Committee regularly reviews the design and effectiveness of the Company's compensation program. This includes engaging with a variety of stakeholders to gain feedback and input on its compensation programs, including discussions with Shareowners and on-going reviews with FW Cook, the Committee's independent consultant. Based on this input and C&T Committee deliberation, the following program updates were made to the Company's executive compensation program in 2017:

•
2017-2019 EPP Metrics (Shareowner Alignment). The C&T Committee updated the metrics for the 2017-2019 EPP to add operating profit margin in lieu of operating profit growth and continue to use relative TSR (as defined below). The plan is designed to focus the business on driving profitable growth, and the specific focus on margin drives our publicly stated goals of profit margin expansion.

•
Long-term Incentives Mix (Pay for Performance). Changes were made to reduce the number of options granted, while maintaining the grants under the Executive Performance Plan. Specifically, for 2017 compensation to our NEOs other than the CEO, the C&T Committee determined that an adjustment to the long-term incentives mix was appropriate from approximately 50% options and approximately 50% EPP to approximately 10% Restricted Stock Units, approximately 40% options and approximately 50% EPP. These changes are consistent with benchmarking shared with the C&T Committee and market practices.

•
Pension Plan Freeze (Compensation Approach). Beginning in 2002, the Company began making changes to its U.S. defined benefit pension plans, closing the legacy Kellogg plan to new participants, and replacing it with a new, lesser benefit formula.  As of January 1, 2010, all U.S. salaried pension plans were closed to new participants and all new employees joining the Company participated in a defined contribution retirement program.  In September 2017, the Company froze the salaried employee defined benefit pension plans in the U.S. and Canada. As of the close of December 31, 2018, the amendment will freeze the compensation and service periods used to calculate pension benefits for active salaried employees who participate in the affected pension plans. Beginning January 1, 2019, impacted employees will not accrue additional benefits for future service and eligible compensation received under these plans, and will participate in the same defined contribution plans as all other salaried employees.

•
AIP Performance Metric Weights (Pay for Performance).  In 2018, changes were also made to the AIP program to incentivize top line growth. For the 2018 AIP performance year, net sales will account for 50% of the AIP payout factor related to the financial metrics.

•
Clawback Changes (Mitigating Risk). Beginning in 2018, we expanded our provisions in all equity awards to require forfeiture of awards before vesting and clawback after vesting or exercise if an executive violates the non-compete or non-solicitation provisions of the awards or an executive engages in any activity that is contrary or harmful to Kellogg’s interest.

2017 Executive Transitions.
Transition of John Bryant from Chief Executive Officer Role. The Company announced on September 28, 2017 that John Bryant would retire from the position of Chief Executive Officer and President of the Company on October 1, 2017 and that he would continue as Chairman of the Board for a transition period through March 15, 2018, at the end of which he would retire from the Board and remain with the Company to ensure an orderly transition of the business.
Mr. Bryant is being paid his current base salary through the period he remains Chairman, however, he is not eligible for any bonus awards under the 2018 or subsequent Annual Incentive Plans; did not receive any additional stock options, executive performance plan (EPP) shares or any other long-term incentives; and is no longer a participant in the Company’s Change of Control Policy. Beginning on the date Mr. Bryant retires from his role as Chairman, he will be paid at a rate of $50,000 annually.
Mr. Bryant remained eligible to receive his bonus under the Company’s 2017 Annual Incentive Plan, and he retained the equity awards that have been previously awarded to him. Mr. Bryant’s equity awards vested on a prorated basis through the last day that he was CEO, and he forfeited his remaining unvested equity awards. His 2017 Annual Incentive Plan and EPP payouts are based on actual performance, and are being paid at the time other participants receive their payouts. For the period Mr. Bryant is employed with the Company, he remains eligible to participate in the Company’s health, welfare and benefit plans.
Appointment of Steve Cahillane to Chief Executive Officer Role. The Company announced on September 28, 2017 the appointment of Steve Cahillane as CEO and President, effective October 2, 2017. Mr. Cahillane will succeed Mr. Bryant as Chairman of the Board, effective March 16, 2018. In connection with his appointment as Chief Executive Officer and President, the independent members of the Board approved Mr. Cahillane’s compensation. To assist the Board in determining the appropriate compensation level of Mr. Cahillane, we benchmarked ourselves against our compensation peer group to ensure that our CEO compensation is competitive in the marketplace; the components of his executive compensation package were targeted at the 50th percentile of our compensation peer group.
Mr. Cahillane’s annual compensation includes an annual base salary of $1,250,000, target annual incentive under the Company’s Annual Incentive Plan (the “Annual Incentive Plan”) of 150% of annual base salary, and an annual long-term equity grant of $7,000,000 for 2018. Mr. Cahillane’s 2017 Annual Incentive Plan award was prorated based on his Start Date and will be paid at target.
On his start date, Mr. Cahillane received a one-time award of 47,350 restricted stock units (RSUs) with 3-year cliff vesting and a one-time cash sign-on payment of $1,500,000. Additionally, Mr. Cahillane is eligible for benefits and perquisites similar to those provided to other senior executives, including participation in the Company’s health, welfare and other benefit plans, participation in the Kellogg Company Savings and Investment (S&I) Plan, relocation benefits, financial and tax planning, annual executive physical, Directors and Officers liability insurance, group personal excess insurance, and participation in the Company’s Severance Benefit Plan and Change in Control Policy.
Chief Financial Officer Transition. On January 13, 2017, the Company announced Fareed Khan would join the Company effective February 17, 2017 and be named CFO effective the day after the Company’s Form 10-K for 2016 was filed with the Securities and Exchange Commission. The C&T Committee determined that Mr. Khan would receive an annual base salary of $690,000, 2017 Annual Incentive Plan target award of 95% of his base salary (calculated on a pro-rated basis based on actual performance of the Company), and a cash sign-on bonus of $100,000. As replacement of the equity that Mr. Khan forfeited when he resigned from his previous employer, Mr. Khan received a one-time replacement award, granted on his first day of employment. This one-time award was composed of (i) a grant of 7,680 restricted stock units, which will vest on the third anniversary of the grant date, (ii) a grant of 55,860 stock options with a term of 10 years, which will vest in three equal installments on the anniversary of the grant date in 2018, 2019 and 2020, and (iii) an additional one-time cash sign-on payment of $553,000. To assist the Board in determining the appropriate compensation level of Mr. Khan, we benchmarked ourselves against our compensation peer group to ensure that our CFO compensation is competitive in the marketplace; the components of his executive compensation package were targeted at the 50th percentile of our compensation peer group. Mr. Dissinger served as CFO through February 2017, until he was succeeded by Fareed Khan. Mr. Dissinger remained as an employee at the Company through 2017 to ensure an orderly transition. During that transition period, Mr. Dissinger received his base salary, but did not participate in the bonus plan or receive new grants of long-term incentives.
B.    Core Principles.    Our compensation program is based on the following core principles — each of which is more fully described below.

•	Pay for Performance,

•	Shareowner Alignment,

•	Values-Based, and

•	Mitigating Risk.
Pay for Performance.    The fundamental principle underlying our compensation programs is pay for performance. That is, linking the amount of actual pay to the performance of Kellogg and each NEO. We accomplish this in several ways, including ensuring that target pay levels are market based, utilizing “performance-based” pay, and limiting perquisites (each of which is more fully described below).
For our 2017 AIP, the formulaic result of the Company’s 2017 performance is 95% of target, which is a third quartile of our compensation peer group payout. The Committee reviewed the Company’s performance versus the currency-neutral comparable operating profit target established in 2017 for purposes of Section 162(m) and determined that the target had been reached. In exercising its judgment-based methodology to ensure pay is consistent with the Company’s performance, the C&T Committee considered a number of factors, including: (i) actual performance that exceeded the 2017 AIP financial targets for cash flow, below the financial target for net sales, and slightly below target for operating profit growth but within our external guidance; (ii) the Company’s performance versus the performance peer group; (iii) total shareowner return; (iv) alignment between estimated quartile performance and quartile payout; and (iv) key business activities, such as execution against the Company’s 2020 Growth Plan; continued execution against Project K; the Company’s efficiency and effectiveness program; the expansion of zero-based budgeting; and the acceleration of operating margin expansion targets. Our NEOs received a third quartile of our compensation peer group payout of 95% of target (which was the formulaic result of the plan), before consideration for individual performance. For more information about the AIP, see “Annual Incentives” beginning on page 33 of this proxy statement.
For the 2015-2017 EPP, the C&T Committee determined that a payout of 75% of the 2015-2017 EPP target was appropriate based on the Company’s performance during the performance period.  This payout is in the third quartile of our compensation peer group. For the period covering fiscal years 2015-2017, Kellogg’s cumulative cash flow totaled $3.5 billion, meaningfully exceeding the target of $3.1 billion. After-tax cash costs of the bond tender, totaling approximately $97 million in 2016, were excluded from cumulative cash flow. Total shareowner return of 4.27% from 2015 to 2017, placed Kellogg in a the fourth quartile of our performance peer group. The Committee concluded that a payout of 75% of target was appropriate for the Company’s performance during this period after considering the financial performance as well as (i) payouts for similar programs for our compensation peer group; (ii) the refresh of the Company's strategy in 2015 through the 2020 Growth Plan with tangible and challenging goals; (iii) the continued execution of Project K, Kellogg’s efficiency and effectiveness program announced in November 2013; (iv) the execution of zero-based budgeting to strengthen future earnings visibility; and (v) the execution of a plan to increase operating profit margin by 350 bps from 2015 through 2018.
Market Driven Compensation.    All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group to ensure that our executives are appropriately compensated, and we are able to recruit and retain the right talent for the organization. Compensation opportunities may be positioned above or below the 50th percentile of our compensation peer group based on time in position, criticality of retention, and sustained performance, as well as other factors. Actual incentive compensation payouts may be above or below the 50th percentile of our compensation peer group based on performance against pre-determined goals that are designed to drive sustainable results and increase Shareowner value.
Performance-Based Compensation. A significant portion of our NEOs’ target compensation is “performance-based” pay, tied to both short-term performance (AIP awards) and long-term performance (EPP awards and stock options). The annual compensation package for our CEO, Mr. Cahillane, has approximately 90% of target annual compensation (salary, annual incentives and long-term incentives) linked to performance-based incentives.
Limited Perquisites.    To further ensure pay for performance, executives receive limited perquisites, as shown on page 39. For additional information about perquisites, refer to “Executive Compensation — Summary Compensation Table — footnote ‘e’.”
Shareowner Alignment.   Aligning the interests of our executives with Shareowners is an important way to drive behaviors that will generate long-term Shareowner value. We align these interests by using equity awards that have a long-term focus and by maintaining robust stock ownership guidelines (each of which is more fully described below). Equity-based incentives are an effective method of facilitating stock ownership and further aligning the interests of executives with those of our Shareowners. Consequently, a significant portion of our NEOs’ total target compensation is comprised of equity-based incentives (approximately 70% of our CEO's annual target compensation).
At the 2017 Annual Meeting of Shareowners, our Shareowners expressed strong support for the Company's compensation program with approximately 97% of votes cast in favor of Kellogg’s “Say-on-Pay” proposal. In addition, during the course of 2017, the Company continued regularly engaging with our Shareowners about various corporate governance topics, including executive compensation. When setting compensation, and in determining compensation policies and practices like changing long-term incentives mix and the performance metrics, the C&T Committee took into account feedback from Shareowners received through the Company’s Shareowner outreach program, as well as the strong results of the 2017 Shareowner advisory resolution to approve executive compensation.
Longer-Term Focus.   Our EPP is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical goals over three-year periods. We think this approach provides the right balance of focusing senior management on important operational and financial goals and providing a direct link to shareowner interests.  Specifically, for the 2015-2017 EPP, these goals were tied to cash flow and relative total shareowner return. For the 2017-2019 EPP, the metrics are currency neutral comparable operating margin percentage during 2019 and relative total shareowner return. In addition, stock options granted in 2017 vest in three equal annual installments in 2018, 2019, and 2020 and are exercisable until the 10th anniversary of the grant date.
Stock Ownership Guidelines.    Kellogg has established robust share ownership guidelines to strengthen the ongoing and continued link between the interests of NEOs and Shareowners. The Chairman and CEO are each expected to own shares equal to at least six times their annual base salary. The other NEOs are expected to own shares equal to at least three times their annual base salary. The Company has a holding period which requires that all of our NEOs hold all shares received from option or stock awards (including EPP awards) until their respective ownership guideline is met. Our NEOs currently exceed or are on track to meet their ownership guidelines.
Values-Based.    Kellogg’s compensation program is designed to reward an executive’s performance and contribution to Kellogg’s objectives. The NEOs are evaluated on their specific contributions, as well as the behaviors they exhibit as they drive results. In other words, our compensation is linked to “what” each NEO contributes as well as “how” an NEO makes those contributions. The shared behaviors (what we call our “K Values”) that Kellogg expects from its NEOs and believes are essential to achieving long-term dependable and sustainable growth and increased value for Shareowners are as follows:

•	acting with integrity and showing respect;

•	being accountable for our actions and results;

•	being passionate about our business, our brands and our food;

•	having the humility and hunger to learn;

•	striving for simplicity; and

•	loving success.
Mitigating Risk.  The compensation program is designed so that it does not encourage taking unreasonable risks relating to our business. Kellogg’s compensation program mitigates risk by balancing short-term and rolling multi-year incentives which use various financial metrics to encourage the business to grow in a balanced manner. In addition, the use of clawback provisions further drives risk mitigation by creating appropriate remedies under certain circumstances.
In 2017, the C&T Committee reviewed our compensation program to identify design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As a result of this review, and together with input from the independent compensation consultant, the C&T Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.
Clawback Policies.    We maintain clawback provisions in each of our AIP, stock options, and EPP programs which give the Company the ability to recover (“clawback”) previously granted payments. The provisions allow Kellogg to recoup performance-based gains by executive officers (and other program participants) for fraud or misconduct causing a financial restatement. Beginning in 2018, we expanded our provisions in all equity awards to require forfeiture of awards before vesting and clawback after vesting or exercise if an executive violates the non-compete or non-solicitation provisions of the awards or an executive engages in any activity that is contrary or harmful to Kellogg’s interest.
C.Compensation Approach.  Our compensation approach is based on (1) independent decision making, (2) utilizing compensation peer group data to appropriately target compensation levels, (3) targeting benchmarking compensation at the 50th percentile of the compensation peer group, (4) following a consistent, rigorous target setting process, and (5) utilizing verification tools to ensure appropriate decisions are being made. Each is described more fully below.
Independence.  Our C&T Committee is responsible for administering the compensation program for executive officers of Kellogg. The members of the Committee are fully independent. None of the Committee members are current or former employees of Kellogg, and they are not eligible to participate in any of our executive compensation programs. For more information, see “Board and Committee Membership — Compensation and Talent Management Committee.” In addition, the Committee has utilized an independent compensation consultant for many years, and engaged Cook & Co. as its independent compensation consultant for 2017.
FW Cook works directly for the C&T Committee, and, pursuant to Company policy, is prohibited from providing any consulting or other services to Kellogg or our executive officers other than the work performed on behalf of the Committee or the Board. The Committee has considered the independence of FW Cook in light of SEC rules and NYSE listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from FW Cook addressing the independence of FW Cook and the members of the consulting team serving the Committee, including the following factors: (i) services provided to Kellogg by FW Cook, (ii) fees paid by Kellogg as a percentage of FW Cook’s total revenue, (iii) policies or procedures of FW Cook that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Committee, (v) any Company stock owned by the senior advisor or any member of his immediate family, and (vi) any business or personal relationships between our executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by FW Cook and its senior advisor involved in the engagement did not raise any conflict of interest.

Peer Group.    We benchmark ourselves against comparable companies (our “compensation peer group”) to ensure that our executive officer compensation is competitive in the marketplace. The C&T Committee uses peer group data to benchmark our compensation with respect to base salary, target annual and long-term incentives and total compensation. For 2017 compensation decisions, our compensation peer group was comprised of the following branded consumer products companies:

Campbell Soup Co.	The Clorox Company	Colgate-Palmolive Co.
ConAgra Brands, Inc.	Dr. Pepper Snapple Group, Inc.	The Estee Lauder Cos., Inc.
General Mills, Inc.	The Hershey Company	Hormel Foods Corporation
The J.M. Smucker Company	Kimberly-Clark Corporation	The Kraft Heinz Company
Mattel, Inc.	Mondelēz International, Inc.	McCormick & Co
McDonald's Corporation	NIKE, Inc.	Whirlpool Corp
Yum! Brands, Inc.
The Committee reviews at least annually the compensation peer group to confirm that it continues to be an appropriate benchmark for our program. The Committee determines the compensation peer group, taking into account input from the independent compensation consultant whose viewpoints are based on objective screening criteria for a variety of factors. The Committee considers a variety of criteria to determine our compensation peer group, including companies that (i) are in the same or similar lines of business, (ii) compete for the same customers with similar products and services, (iii) have comparable financial characteristics that investors view similarly, (iv) consider Kellogg a peer, (v) proxy advisory firms consider Kellogg’s peers, and (vi) are within a reasonable range in terms of percentile rank of Kellogg for key financial metrics such as revenue, pre-tax income, total assets, total equity, total employees, market capitalization, and composite percentile rank.
We believe that our compensation peer group is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in Kellogg. Our compensation peer group companies were chosen because of their leadership positions in branded consumer products and their overall relevance to Kellogg. The quality of these organizations has allowed Kellogg to maintain a high level of continuity in the compensation peer group, providing a consistent measure for benchmarking compensation.
The composition of our compensation peer group has changed over time based on market events such as mergers and other business combinations.
Our 2017 “performance peer group” consists of food companies in the broader compensation peer group (Campbell Soup Co., ConAgra Foods, Inc., General Mills, Inc., The Hershey Co., The J.M. Smucker Co., The Kraft Heinz Company, McCormick & Co. and Mondelēz International, Inc.), plus Nestlé S.A., PepsiCo Inc. and Unilever N.V. The performance peer companies were chosen because they most closely compete with Kellogg in the consumer marketplace and for investors’ dollars, and face similar business dynamics and challenges.
50th Percentile.    All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group. We believe targeting the 50th percentile allows Kellogg to recruit the best talent for the organization, while providing a good balance between paying for performance and controlling our compensation expense. Actual incentive compensation payouts will depend largely upon Kellogg’s performance versus our operating plan budgets and in part upon our performance peer group. Again, the design drives pay for performance.
Process.    Each year, the C&T Committee follows a consistent, rigorous process to determine compensation for the NEOs and other senior executives. The following process occurs during several meetings over several months.

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The independent compensation consultant presents the Committee with relevant compensation information such as a market assessment, compensation peer group benchmarking data, information about other relevant market practices, and emerging trends.

•	The independent consultant makes recommendations to the Committee regarding target levels for total compensation and each pay element for the Chairman and the CEO.

•	The Chairman and the CEO makes recommendations to the Committee regarding the performance and compensation for each NEO (other than himself).

•	The Committee reviews the information provided by the independent compensation consultant and the compensation recommendations at regular meetings and in Executive Session.

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Based on its review of performance versus our operating plan, performance against the performance peer group, individual performance, input from the independent compensation consultant and other factors, the Committee makes recommendations to the independent members of the Board regarding the compensation for the Chairman and CEO and the other NEOs.

•	The independent members of the Board determine the compensation of the Chairman and the CEO and the other NEOs.
Verification Tools.  The C&T Committee utilizes several tools to help verify that the design of our program is consistent with our Core Principles and that the amount of compensation is within appropriate competitive parameters. For example, each year, the Committee reviews “pay tallies,” which includes a detailed analysis of each NEO’s target and actual annual cash compensation, equity awards, retirement benefits, perquisites, change-in-control and severance payments. The Committee also reviews wealth accumulation, which includes the projected value of each NEO’s equity awards and retirement benefits. This analysis describes the amount of compensation each NEO has accumulated to date. In connection with this review, no unintended consequences or other concerns of the compensation program design were discovered. In addition, the Committee concluded that the total compensation of the NEOs aligns pay with performance and is appropriate and reasonable. In addition, our Committee uses a key financial metric, total shareowner return, as a tool to verify our pay for performance connection.
D.    Compensation Plans and Design.    NEO compensation includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for NEOs is comprised of base salary, bonus, and the AIP. Long-term incentives consist of stock option grants, restricted stock units (except for the CEO), and three-year EPP awards.
Total Compensation.    The target for total compensation and each element of total compensation is the 50th percentile of our compensation peer group. In setting the compensation for each NEO, the C&T Committee considers individual performance, experience in the role and contributions to achieving our business strategy. We apply the same Core Principles and Compensation Approach in determining the compensation for all of our NEOs, including the CEO. The Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each NEO.
At the time we set compensation, actual compensation percentiles for the preceding fiscal year are not available, so we are unable to compare actual to target compensation on a percentile basis for our NEOs because of timing. The companies in our compensation peer group do not all report actual compensation on the same twelve-month basis. Even if this information were available, we do not believe it would provide Shareowners with a fair understanding of our executive compensation program because actual compensation can be impacted by a variety of factors, including changes in stock prices, company performance and vesting of retirement benefits.

Key elements of our 2017 NEO compensation program are as follows.

Element		Performance / Vesting Period (yrs.)	Purpose	Characteristics

Fixed	Base Salaries	—	Compensates executives for their level of responsibility and sustained individual performance. Also, helps attract and retain strong talent.	Fixed component; evaluated annually.
	Retirement Plans	Long-Term	Provides an appropriate level of replacement income upon retirement. Also, provides an incentive for a long-term career with Kellogg, which is a key objective.	Fixed component; however, contributions tied to pay vary based on performance.

Performance - Based	Annual Incentives (AIP)	1	Promotes achieving our annual corporate and business unit financial goals, as well as people safety, food safety and diversity and inclusion.	Performance-based cash opportunity; amount varies based on company and business results, and individual performance.
	Long-Term Incentives (EPP and Options)	3	Promotes (a) achieving our long-term corporate financial goals through the EPP and (b) stock price appreciation through stock options and RSUs.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Retention-Based	Long-Term Incentives (RSUs)	3	Creates a balanced long-term incentive program, helping to manage equity utilization while aligning to market practice.	Cliff vesting provides retention value; improved stock price performance enhances overall value of awards.

Other	Post-Termination Compensation	—	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent component; only payable if the executive’s employment is terminated under certain circumstances.
Base Salaries.    Base salaries for NEOs are targeted at the 50th percentile of the compensation peer group, and are set based on an NEO’s experience, proficiency, and sustained performance in role. The C&T Committee judged each NEO’s base salary for 2017 to be appropriately positioned relative to the 50th percentile based on this analysis. Annually, the C&T Committee evaluates whether to award base salary merit increases, including considering changes in an NEO’s role and/or responsibility. In 2017, the NEOs received base salary merit increases that in the Committee’s view correctly positioned each NEO’s salary relative to the 50th percentile based on sustained performance.
Annual Incentives.    Annual incentive plan ("AIP") awards to the NEOs are paid under the terms of the Kellogg Company 2017 Long-Term Incentive Plan ("LTIP"), which was approved by the Shareowners and is administered by the C&T Committee. Awards granted to NEOs under the terms of the LTIP are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Once the targets for purposes of Section 162(m) are reached, as was the case for fiscal 2017, the Committee uses a judgment-based methodology in exercising its discretion from the maximum payout level permitted under Section 162(m) to determine the actual payout for each NEO.
As part of its AIP methodology, at the beginning of fiscal 2017, the Committee established annual incentive opportunities for each NEO as a percentage of the executive’s base salary (“AIP Target”). The AIP Targets for each NEO are benchmarked against the 50th percentile of the compensation peer group. Each year, the Committee sets performance ranges (which we refer to as “bandwidths”) centered on performance targets for currency-neutral comparable operating profit, currency-neutral comparable net sales, and cash flow to help determine what percentage of the AIP Target would be paid out to each NEO. The targets and bandwidths are based on our operating plan for the fiscal year and are designed to achieve our business objectives. Targets are then compared with the forecasted performance of the performance peer group to ensure that our operating plan targets are reasonable and challenging relative to the forecasted performance for the performance peer group. Operating plan targets generally fall within the median range of forecasted performance for the performance peer group.
The actual percent of the AIP Target paid to our NEOs each year can range from 0% to 200% of the target opportunity, based primarily upon performance against currency-neutral comparable operating profit, currency-neutral comparable net sales, cash flow, safety and diversity. Consistent with the 0% to 200% bandwidth for the AIP payout relative to AIP Target, each performance metric similarly can have an impact above or below the 100% target depending on performance against that metric, with the actual AIP payout capped at 200% of AIP Target.
The C&T Committee and management believe that by using the financial metrics of operating profit, net sales, and cash flow, Kellogg is encouraging profitable growth and cash generation for Shareowners. The Committee and management further believe that the financial metrics should measure comparable operating performance, as such measures provide a clearer view into the Company's underlying performance.
Consequently, the AIP financial measures for operating profit ("AIP Operating Profit") and net sales ("AIP Net Sales") exclude the impact of foreign currency translation, mark-to-market adjustments, acquisitions, dispositions, transaction and integration costs associated with the acquisitions and investments in joint ventures, costs related to Project K, and differences in shipping days. AIP Operating Profit and AIP Net Sales also reflect certain budgeted assumptions relating to integration costs and shipping day differences in our operating plan to facilitate year-to-year comparisons. As a result of the budgeted assumptions, performance reported in our financial statements may differ from performance against our AIP performance targets. The AIP financial measure for cash flow ("AIP Cash Flow") uses operating cash flow reduced by an amount equal to Kellogg’s capital expenditures. AIP Operating Profit, AIP Net Sales and AIP Cash Flow are non-GAAP measures which will differ from, for example, the GAAP measures of operating profit or net sales growth.
In addition to operating results, each NEO is held accountable for achieving annual goals set at the start of the fiscal year relating to delivering results, strengthening the organization and creating the future for our business. Consistent with our commitment to a balanced approach between individual performance and adherence to our Core Principles, the NEOs are assessed both against their level of individual achievement against these agreed upon goals and the alignment of their behavior in achieving those goals with our core values. We refer to this as balancing the “what” and the “how” of individual performance.
2017 AIP Payouts. The payout factor for the 2017 AIP is 95% of target, which is the formulaic result of the Company's performance against the targets established at the beginning of the year for operating profit, net sales and cash flow. For our NEOs, 90% of their target opportunity consisted of AIP Operating Profit, AIP Net Sales and AIP Cash Flow performance and are weighted 50%, 30% and 20%, respectively. People safety, food safety and quality, and diversity and inclusion comprise the remaining 10% of target opportunity.
In 2017, the Company exceeded the AIP target for cash flow, which included cash expenditures for Project K totaling $339 million. Operating profit growth was within external guidance for the year but slightly below our AIP target. This operating profit performance allowed us to remain on track for our longer term operating margin growth goal. Net sales were below the AIP targets, with progressively better performance throughout the year. During 2017, the Company continued to make progress against our 2020 Growth Plan and 2017 priorities, including announcing and executing the transition from Direct-Store Delivery in U.S. Snacks, building our health and wellness platform by acquiring RXBAR, a better-for-you snack business in the U.S., and expanding in emerging markets by integrating Parati, a leading biscuit business in Brazil. Awards for the 2017 AIP are reflective of that performance.

•	Operating profit. AIP Operating Profit performance was growth of 7.6% against a target of 8.0% and within our guidance range.

•	Net sales. AIP Net Sales performance was (2.6)% against a target of (0.7)%.

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Cash flow. AIP Cash Flow performance was $1.15 billion which, consistent with plan design, took into account an approximately $339 million pre-tax cash flow impact from the execution of Project K. Full-year performance exceeded the target of $1.1 billion.

Overall, the AIP Cash Flow exceeded expectations and AIP Net Sales and AIP Operating Profit were below expectations, resulting in an AIP payout factor for the financial metrics of 93% of target.
For the non-financial metrics, objective and challenging performance targets were set at the beginning of the fiscal year for:

•	Food safety and quality measures. The Company was well above target, with strong performance in quality and food safety audits and a reduction in consumer complaints.

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Diversity and inclusion. The Company continues its focus on diversity and inclusion as an important enabler to its business. In 2017, the Company was above target on hiring and promotions, but below target on turnover.

•	People safety. The Company was above target on its people safety metrics, and improved upon 2016 actual results in total recordable incidents and loss time incidents.
The AIP payout factor for the non-financial metrics was 115% of target.
The formulaic result of Kellogg’s performance against its financial and non-financial metrics is a payout factor of 95% of target. In exercising its judgment-based methodology to ensure appropriate pay for the Company’s performance, the C&T Committee considered a number of factors, including:

•	actual performance against the targets;

•	performance versus the performance peer group;

•	total shareowner return;

•	alignment between estimated quartile performance and quartile payout; and

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key business activities such as execution against the Company's 2020 Growth Plan, including announcing and executing the transition from Direct-Store Delivery in U.S. Snacks, building our health and wellness platform by acquiring RXBAR, a better-for-you snack business in the U.S., and expanding in emerging markets by integrating Parati, a leading biscuit business in Brazil; continued execution against Project K, the Company's efficiency and effectiveness program; the execution of zero-based budgeting; and the execution of operating margin expansion.

For these reasons, the Committee determined that our NEOs should receive the formulaic payout of 95% of target for the 2017 AIP, before consideration for individual performance. The C&T Committee considered Mr. Hood's individual performance in 2017, and awarded him an AIP payout equal to 70% of his AIP Target. The Committee considered a number of factors in assessing Mr. Hood's individual performance, including performance of our European business and Mr. Hood's positive contribution to a number of initiatives related to the Company’s strategy and for the European region.
The Committee also considered Mr. Pilnick's individual performance in 2017, and awarded him an AIP payout equal to 115% of his AIP Target. The Committee considered a number of factors in assessing Mr. Pilnick's individual performance, including: his leadership role in refreshing the Company's strategy; the successful completion of several corporate development activities, including the Company's acquisition of RXBAR; and his important role in executing key initiatives.

The chart below includes information about the 2017 AIP for each NEO.

		AIP Target		AIP Maximum	2017 AIP Payout (Paid in March 2018)
Name		% of Base Salary(1)	Amount($)	Amount($)	% of AIP Target	Amount of AIP Payout ($)
Steve Cahillane	(2)	150%	468,750	468,750	100%	468,750
Paul Norman		110%	897,600	1,795,200	95%	852,720
Fareed Khan	(3)	95%	571,100	1,142,200	95%	542,538
Chris Hood		90%	526,500	1,053,000	70%	368,550
Gary Pilnick		95%	693,500	1,387,000	115%	797,525
John Bryant		175%	2,227,800	4,455,600	95%	2,116,400
Ron Dissinger	(4)	100%	116,400	232,800	95%	110,600

(1)	For AIP purposes, incentive opportunities are based on executives’ salary levels at the last day of the calendar year. Annual salary increases become effective in April of each year.

(2)	Mr. Cahillane joined Kellogg as President and CEO in October 2017. Mr. Cahillane’s 2017 AIP award was prorated based on his start date and paid at target.

(3)	Mr. Khan joined Kellogg as CFO in February 2017, and his 2017 AIP award was calculated on a prorated basis.

(4)	Mr. Dissinger left the position of CFO in February 2017, and was a participant in the 2017 AIP for January and February, the time he was in the CFO role.
Long-Term Incentives.    Long-term incentives are provided to our executives under the 2017 Long-Term Incentive Plan ("LTIP"), which was approved by our Shareowners. These incentives are intended to promote achieving our long-term corporate financial goals and earnings growth. The LTIP allows for grants of stock options, stock appreciation rights, restricted shares and units and performance shares and units (such as EPP awards). The total amount of long-term incentives for the NEOs (based on the grant date expected value) is targeted at the 50th percentile of the compensation peer group.
All of the 2017 long-term incentive opportunity for the NEOs was provided through equity-based awards, which the C&T Committee believes best achieves several of the Core Principles, including Pay for Performance and Shareowner Alignment. For 2017, the Committee determined that the NEOs, other than the CEO, would receive approximately 10% of their long-term incentive opportunity in RSUs, 40% in stock options and the remaining 50% in performance shares (granted under the EPP).  The Committee determined that the CEO would receive approximately 40% of his long-term incentive opportunity stock options and the remaining 60% in performance shares (granted under the EPP). The Committee established this mix of awards after considering our Core Principles, compensation peer group practices and cost implications.
Executive Performance Plan.    The EPP is a stock-based, pay for performance, multi-year incentive plan` intended to focus senior management on achieving critical multi-year operational goals. Performance under EPP is measured over a three-year performance period based on performance levels set at the start of the period. The performance levels are based on our long-range operating plan, and are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth. The EPP contemplates the use of various metrics, as determined by the C&T Committee from time to time. The Committee periodically changes the metrics as a way to ensure the business focuses on driving long-term value for our Shareowners.

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2015-2017 EPP.    The payout for the 2015-2017 EPP is 75% of target. For the 2015-2017 EPP, the metrics were cumulative cash flow and relative total shareowner return, which were chosen to drive key business goals and increase Shareowner value. Vested EPP awards are paid in Kellogg common stock.

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The 2015-2017 EPP performance period ended on December 30, 2017 (the last day of fiscal 2017). In February 2018, after Kellogg’s 2017 annual audited financial statements were completed, the C&T Committee reviewed our performance versus the cumulative cash flow target established in 2015 for purposes of Section 162(m). The Committee determined that the target set for purposes of Section 162(m) had been reached. The Committee then considered other aspects of company performance and used a judgment-based methodology in exercising its discretion to determine the actual payout for the NEOs.
For the period covering fiscal years 2015-2017, Kellogg’s cumulative cash flow totaled $3.5 billion, exceeding the target of $3.1 billion. After-tax cash cost of the bond tender, totaling approximately $97 million in 2016, was excluded from cumulative cash flow. Total shareowner return of 4.27% from 2015 to 2017, placed Kellogg in the fourth quartile of our performance peer group. Those factors, if unadjusted, would have resulted in a payout of up to 100% of the 2015-2017 EPP target share amount. The Committee concluded that a payout of 75% of target was appropriate for the Company’s performance during this period after considering the financial performance as well as the following factors:

•	overall performance of the Company;

•	payouts and quartiles for similar programs for our compensation peer group;

•	the refresh of the Company's strategy in 2015 through the 2020 Growth Plan with tangible and challenging goals;

•	the execution of Project K, Kellogg’s efficiency and effectiveness program;

•	the execution of zero-based budgeting in North America and international regions to strengthen future earnings visibility; and

•	the execution of a plan to improve currency-neutral comparable operating margins by 350 basis points from 2015 to 2018.
The 2015-2017 EPP awards vested in February 2018.
The chart below includes information about 2015-2017 EPP opportunities and actual payouts:

Name		EPP Target Share Amount (#)	EPP Maximum Share Amount (#)	2015-2017 EPP Payout (Paid in February 2018)
				% of EPP Target	Share Amount (#)	Pre-tax Value Realized ($)(1)
Steve Cahillane	(2)	0	0	—%	—	—
Paul Norman		16,700	33,400	75%	12,525	872,492
Fareed Khan	(2)	0	0	—%	—	—
Chris Hood		7,200	14,400	75%	5,400	376,164
Gary Pilnick		10,400	20,800	75%	7,800	543,348
John Bryant	(3)	52,390	104,780	75%	39,293	2,737,150
Ron Dissinger	(4)	13,600	27,200	75%	10,200	710,532

(1)	The payout is calculated by multiplying the earned shares by the closing price of our common stock on February 17, 2018, which was $69.66 per share.

(2)	Mr. Cahillane joined Kellogg as President and CEO in October 2017, Mr. Khan joined Kellogg as CFO in February 2017, and neither participated in the 2015-2017 EPP.

(3)	Mr. Bryant retired as President and CEO in October 2017, and his 2015-2017 EPP was calculated on a prorated basis through his last day as President and CEO.

(4)	Upon Mr. Dissinger's retirement from the Company on December 29, 2017, he vested in his 2015-2017 EPP award according to the terms of the plan.

•
2017-2019 EPP.    The C&T Committee reviews the EPP metrics annually and receives input on the metrics from FW Cook and through the Company's Shareowner outreach program. For the 2017-2019 EPP, the metric of relative total shareowner return, which ties directly to the creation of Shareowner value was maintained.

The second metric was changed to currency-neutral comparable operating margin percentage during 2019 to 18%, adjusted for changes in accounting rules, the equivalent of a 350 basis point improvement from 2015.
Once the Committee confirms the performance level delivered is at the level for which the NEOs are eligible to receive a payout under the EPP, the Committee uses a judgment-based methodology in exercising its discretion to determine the actual payout for each NEO. The Committee does not consider individual performance in determining payouts and instead weighs only Company performance when determining actual payouts under the EPP.
In 2017, the Committee also set each individual’s EPP target at 50% of his or her total long-term incentive opportunity (60% for the CEO). Participants in the EPP have the opportunity to earn between 0% and 200% of their EPP target, however, dividends are not paid on unvested EPP awards. For the 2017-2019 EPP, the performance target for currency-neutral comparable operating margin percentage during 2019, is 18%, adjusted for changes in accounting rules, and total shareowner return relative to the relevant peer group at the 50th percentile. The 2017-2019 EPP cycle began on January 1, 2017 (first day of fiscal 2017) and concludes on December 28, 2019 (last day of fiscal 2019). The 2017-2019 EPP award opportunities, presented in number of potential shares that can be earned, are included in the Grant of Plan-Based Awards Table on page 48 of this proxy statement.
Stock Options.    The C&T Committee believes stock options align NEOs with Shareowners because the options provide value to the NEO only if our stock price increases after the grants are made. Stock option awards for our NEOs are determined on a position-by-position basis using proxy and survey data for corresponding positions in our compensation peer group. Individual awards may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential. The exercise price for the options is set at the closing trading price on the date of grant. The minimum vesting period for stock option awards to our NEOs is three years, with one-third of the stock option award vesting each year over the three-year period. Stock options are exercisable for ten years after grant, which further drives Shareowner alignment by encouraging a focus on long-term growth and stock performance.
The options granted in 2017 vest and become exercisable in three equal annual installments with one-third vesting on February 17, 2018 (the first anniversary of the grant date), one-third vesting on February 17, 2019 (the second anniversary of the grant date) and the final third vesting on February 17, 2020 (the third anniversary of the grant date). The per-share exercise price for the stock options is $72.90, the closing trading price of Kellogg common stock on the date of the grant. Approximately 79% of the stock options covered by the 2017 grant were made to employees other than the NEOs.
Other Long-Term Incentives.

•
Restricted Stock and Restricted Stock Units.  In 2017, the Company granted RSUs as part of the annual long-term incentive award for NEOs, other than the CEO. We also award restricted stock and RSUs from time to time to select employees for a variety of reason including performance, recruiting and retention. During 2017, the Company granted the following RSU awards:

•
Annual. In February 2017, Mr. Norman (3,100 units), Mr. Khan (2,200 units), Mr. Hood (1,900 units), and Mr. Pilnick (2,400 units) received RSU awards as part of their annual long-term incentive compensation package. These awards cliff vest on the third anniversary of the grant date.

•	New Hire. Mr. Cahillane (47,350 units) and Mr. Khan (7,680 units) were granted RSU awards on their respective hire dates. These awards cliff vest on the third anniversary of the grant date.

•
Retention. In connection with our CEO succession announcement, Mr. Norman (11,910 units), Mr. Hood (8,540 units), and Mr. Pilnick (10,660 units), were granted performance-based RSUs in October 2017 in recognition of their contributions to the Company and the importance of leadership continuity. The awards will cliff vest on the second anniversary of the grant date if the Company exceeds a minimum fully diluted earnings per share threshold measured on a cumulative basis commencing at the beginning of the fourth quarter of fiscal 2017 and ending at the end of the third quarter of fiscal 2019.

•
Post-Termination Compensation.  The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits, which are competitive with the compensation peer group and general industry practices, are payable if and only if the executive’s employment is terminated by the Company without cause. The Kellogg Severance Benefit Plan and the Change of Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners. Kellogg’s severance program is consistent with market practices, and cash severance for our NEOs is payable in the amount of two times the current annual salary. The Change in Control Policy is also consistent with market practices, and cash compensation following a change in control for the continuing NEOs is payable in the amount of two times the current annual salary plus two times the current target annual incentive award.  For more information, please refer to “Potential Post-Employment Payments,” which begins on page 58 of this proxy statement.

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Retirement Plans.  Mr. Bryant, Mr. Dissinger, Mr. Norman, and Mr. Pilnick are eligible to participate in Kellogg-provided defined benefit pension plans which provide benefits based on years of service and pay (salary plus annual incentive only) to a broad base of eligible employees. The amount of an employee’s base salary and annual incentive payout are integral components of determining the benefits provided under these plans, and thus, an individual’s performance over time will influence the level of his or her retirement benefits. In September 2017, the Company amended salaried defined benefit pension plans in the U.S. and Canada to freeze the compensation and service periods used to calculate benefits, effective the close of December 31, 2018, and employees covered by those plans will begin participating in the same defined contribution plans as all other salaried employees. Mr. Cahillane and Mr. Khan participate in a Kellogg-provided defined contribution plan which provides for both matching and fixed Company contributions based on employee deferrals and years of service, respectively. Mr. Hood participates in a Kellogg-provided defined contribution plan which provides fixed Company contributions based on years of service and base salary to salaried employees that joined the Company through the acquisition of Pringles. Effective the close of December 31, 2018, benefits will no longer be provided in this plan to salaried employees and covered employees will begin participating in the same defined contribution plans as all other salaried employees. Amounts earned under long-term incentive programs such as EPP awards, gains from stock options and awards of restricted stock or restricted stock units are not included when determining retirement benefits for any plan participants. In addition, we do not pay above-market interest rates on amounts deferred under either our qualified or non-qualified savings and investment plans. For more information, please refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” which begins on page 53 of this proxy statement.

•
Perquisites.  The Company provides limited perquisites to the NEOs. The Summary Compensation Table beginning on page 43 of this proxy statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

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Employee Stock Purchase Plan.  We have a tax-qualified employee stock purchase plan that is made available to substantially all U.S. employees, which allows participants to acquire Kellogg stock at a discounted price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. The plan allows participants to buy Kellogg stock at a 5% discount to the market price. Under applicable tax law, no plan participant may purchase more than $25,000 in market value, as defined in the plan, of Kellogg stock in any calendar year.

E.	Compensation Policies.
Executive Stock Ownership Guidelines.    In order to preserve the linkage between the interests of senior executives and those of Shareowners, senior executives are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, including by retaining stock received upon exercise of options or the vesting of stock awards (including EPP awards), participating in the Employee Stock Purchase Plan and purchasing stock in the open market. The stock ownership requirement for each of our Chairman and CEO is six times annual base salary. The stock ownership requirement for our other NEOs under our stock ownership guidelines is three times annual base salary. Our current stock ownership guidelines (minimum requirements) are as follows:

Chairman and Chief Executive Officer	6x annual base salary
Other Named Executive Officers	3x annual base salary
These executives have five years from the date they first become subject to a particular level of the guidelines or from the date of a material increase in their base salary to meet them. For purposes of complying with our guidelines, stock considered owned includes shares owned outright, shares acquired through the employee stock purchase plan, and 60% of unvested restricted stock and restricted stock units. Executives do not get the benefit of unexercised stock options and unvested EPP awards.
The Company has a holding period which requires that all of our NEOs hold all shares received from option or stock awards (including EPP awards) until their respective ownership guideline is met. All of our NEOs currently meet or are on track to meet their ownership guideline. The C&T Committee reviews compliance with the guidelines on an annual basis.
Practices Regarding the Grant of Equity Awards.    The C&T Committee has generally followed a practice of making all option grants to executive officers on a single date each year. Prior to the relevant Committee meeting, the Committee reviews an overall stock option pool for all participating employees and recommendations for individual option grants to executives. Based on this review, the Committee approves the overall pool and the individual option grants to executives.
The Board grants these annual awards at its regularly-scheduled meeting in February. The February meeting usually occurs within a few weeks following our final earnings release for the previous fiscal year. We believe it is appropriate for annual awards to be made shortly after the time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. EPP awards are granted at the same time as options.
While most of our option awards to NEOs have historically been made pursuant to our annual grant program, the Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.
All option awards made to our NEOs, or any of our other employees, are made pursuant to our LTIP. The exercise price of options under the LTIP is set at the closing trading price on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. All grants to NEOs are made by the Board itself and not pursuant to delegated authority. Pursuant to authority delegated by the Board and subject to the Committee-approved allocation, awards of options to employees below the executive level are made by our CEO or his delegates.
Securities Trading Policy.    Our securities trading policy prohibits our Directors, executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.
Clawback Policies.    We maintain clawback provisions relating to stock options, AIP awards and EPP awards. Under the clawback provisions for stock options, if an executive voluntarily leaves our employment to work for a competitor within one year after any option exercise, then the executive must repay to Kellogg any gains realized from such exercise (but reduced by any tax withholding or tax obligations). Beginning with our stock option grants in 2009, we have expanded the scope of our clawback provisions. In the event of fraud or misconduct causing a financial restatement, any gains realized from the exercise of stock options are now subject to recoupment depending on the facts and circumstances of the event. Similarly, under our AIP and EPP terms and conditions, in the event of fraud or misconduct causing a financial restatement, the AIP or EPP awards for the plan year of the restatement are subject to recoupment depending on the facts and circumstances of the event. Beginning in 2018, we expanded our provisions in all equity awards to require forfeiture of awards before vesting and clawback after vesting or exercise if an executive violates the non-compete or non-solicitation provisions of the awards or an executive engages in any activity that is contrary or harmful to Kellogg’s interest.
Deductibility of Compensation and Other Related Issues.    Under prior law, Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company’s CEO and three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year unless certain exceptions applied, such as for "performance-based compensation." Based on the regulations issued by the Internal Revenue Service, we believe we have taken the necessary actions to ensure the deductibility of payments made under the AIP and with respect to stock options and performance shares previously granted under our plans, whenever possible. In contrast, restricted stock and units granted under our plans generally do not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of restricted stock and units in some cases will result in a loss of tax deductibility of compensation. The exemption from Section 162(m)’s deduction limit for "performance-based compensation" has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million that has been "performance-based compensation" will also not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
Despite the C&T Committee’s efforts to structure the executive team annual cash incentives and performance-based RSUs in a manner intended to be exempt from Section 162(m) as "performance-based compensation," because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy this exemption from Section 162(m) in fact will. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our Shareowners. In specific instances we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of Kellogg and of our executive compensation program. Further, the C&T Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the objectives of Kellogg and of our executive compensation program.
We require any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. This policy ensures that all base salary will be deductible under Section 162(m) of the Internal Revenue Code. The deferred amounts are credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in stock upon the executive’s termination from employment. The only NEO affected by this policy in 2017 was Mr. Bryant who deferred $215,000 of his salary.
The C&T Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Kellogg realizes a tax deduction upon the approval of the payout or payment to the executive.

COMPENSATION AND TALENT MANAGEMENT COMMITTEE REPORT

As detailed in its charter, the C&T Committee oversees our compensation program on behalf of the Board. In the performance of its oversight function, the Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 and our proxy statement to be filed in connection with our 2018 Annual Meeting of Shareowners, each of which will be filed with the SEC.
COMPENSATION AND TALENT MANAGEMENT COMMITTEE
John Dillon, Chair
Zachary Gund
Don Knauss
Mary Laschinger
Carolyn Tastad

EXECUTIVE COMPENSATION

Summary Compensation Table.
The following narrative, tables and footnotes describe the “total compensation” earned during 2017, 2016 and 2015 by our NEOs. The total compensation presented below does not reflect the actual compensation received by our NEOs or the target compensation of our NEOs in 2017, 2016 and 2015. The actual value realized by our NEOs in 2017 from long-term incentives (options, PBRSUs and 2014-2016 EPP) is presented in the Option Exercises and Stock Vested Table on page 52 of this proxy statement. Target annual and long-term incentive awards for 2017 are presented in the Grant of Plan-Based Awards Table beginning on page 47 of this proxy statement.
The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:
Salary.    Base salary earned during 2017. Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Base Salaries.”
Bonus.    The amounts for Mr. Cahillane and Mr. Khan reflect one-time payments in connection with their commencement of employment. We did not pay any discretionary bonuses to any other NEO in 2017. Each NEO, earned an annual performance-based cash incentive under our AIP, as discussed below under “Non-Equity Incentive Plan Compensation.” Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives.”
Stock Awards.    The awards disclosed under the heading “Stock Awards” consist of EPP awards and restricted stock unit awards. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our annual Report on Form 10-K for the fiscal year ended December 30, 2017. Details about the EPP awards granted in 2017 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the NEO receives. The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.
Option Awards.    The awards disclosed under the heading “Option Awards” consist of annual option grants (each an “option”). The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017. Details about the option awards made during 2017 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Long-Term Incentives — Stock Options” for additional information. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.
Non-Equity Incentive Plan Compensation.    The amount of Non-Equity Incentive Plan Compensation consists of the Kellogg Senior Executive AIP awards granted and earned in 2017, 2016 and in 2015. At the outset of each year, the C&T Committee grants AIP awards to the NEOs. Such awards are based on our performance each year and are paid in March following the completed year. For information on these awards refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives.”
Change in Pension Value.    The amounts disclosed under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” represent the actuarial increase during 2017, 2016 and 2015 in the pension value provided under the pension plans. Kellogg does not pay above-market or preferential rates on non-qualified deferred compensation for employees, including the NEOs. A detailed narrative and tabular discussion about our pension plans and non-qualified deferred compensation plans, our contributions to our pension plans and the estimated actuarial increase in the value of our pension plans are presented under the heading “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Director and Officer Liability, Travel Accident and Group Personal Excess Insurance. Director and officer liability insurance (“D&O Insurance”) insures our NEOs against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Travel accident insurance provides benefits to our NEOs in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Group personal excess insurance insures our NEOs for damages that an NEO is required to pay for personal injury or property damage in excess of damages covered by underlying insurance. Our D&O Insurance, travel accident insurance, and group personal excess insurance cover employees and others in addition to NEOs and do not break out the premium by covered individual or groups of individuals and, therefore, a dollar amount cannot be assigned for individual NEOs.
All Other Compensation.    Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and in 2017 were primarily comprised of domestic and international relocation, retirement benefit contributions and the cost of death benefits.
Summary Compensation Table
It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2017, 2016 and 2015.

Name and Principal Position		Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings ($)(5)	All Other Compen- sation ($)(6)	SEC Total ($)	Total Without Change in Pension Value ($)(7)
Steve Cahillane	(8)	2017	288,462	1,500,000	2,666,752	—	468,750	—	23,640	4,947,604	4,947,604
Chief Executive Officer

Paul Norman		2017	809,521	—	1,917,006	730,387	852,720	2,592,000	158,824	7,060,458	4,468,458
Senior Vice President, President, Kellogg North America		2016	783,319	—	1,264,790	772,431	958,200	1,868,000	1,015,931	6,662,671	4,794,671
		2015	751,630	—	963,256	593,912	1,244,900	1,387,000	168,683	5,109,381	3,722,381
Fareed Khan	(9)	2017	583,836	653,000	1,385,624	1,098,857	542,538	—	52,273	4,316,128	4,316,128
Senior Vice President and Chief Financial Officer

Chris Hood		2017	576,439	—	1,251,414	452,396	368,550	—	745,364	3,394,163	3,394,163
Senior Vice President, President, Kellogg Europe		2016	540,896		784,490	479,710	497,900	—	562,371	2,865,367	2,865,367

Gary Pilnick		2017	727,307	—	1,578,511	571,837	797,525	1,075,000	86,905	4,837,085	3,762,085
Vice Chairman, Corporate Development and Chief Legal Officer		2016	719,092	—	992,620	608,938	752,400	674,000	93,822	3,840,872	3,166,872
		2015	670,540	—	599,872	368,764	945,200	429,000	71,947	3,085,323	2,656,323
John Bryant	(10)	2017	1,263,044	—	4,178,461	2,440,613	2,116,400	2,584,000	185,398	12,767,916	10,183,916
Chairman		2016	1,226,300	—	4,370,730	2,673,649	2,243,300	1,702,000	183,667	12,399,646	10,697,646
		2015	1,200,004	—	3,293,528	2,034,560	2,395,800	821,000	126,315	9,871,207	9,050,207
Ron Dissinger	(11)	2017	719,992	—	—	—	110,600	1,303,000	202,147	2,335,739	1,032,739
Retired Senior Vice President and Chief Financial Officer		2016	711,648	—	1,080,675	660,825	864,000	1,407,000	170,705	4,894,853	3,487,853
		2015	684,500	—	784,448	484,704	833,700	1,080,000	179,603	4,046,955	2,966,955

(1)	Represents one-time payments in connection with the commencement of employment, subject to clawback for voluntary termination during applicable period of time.

(2)
Reflects the grant-date fair value of stock awards calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 for a discussion of the relevant assumptions used in calculating the fair value. The table below presents separately the grant-date fair value for our EPP awards and restricted stock unit awards:

Name	Year	EPP ($)	RSU ($)	Total ($)
Steve Cahillane	2017	—	2,666,752	2,666,752
Paul Norman	2017	1,039,585	877,421	1,917,006
	2016	1,264,790	—	1,264,790
	2015	963,256	—	963,256
Fareed Khan	2017	724,356	661,268	1,385,624
Chris Hood	2017	643,872	607,542	1,251,414
	2016	784,490	—	784,490
Gary Pilnick	2017	818,254	760,257	1,578,511
	2016	992,620	—	992,620
	2015	599,872	—	599,872
John Bryant	2017	4,178,461	—	4,178,461
	2016	4,370,730	—	4,370,730
	2015	3,293,528	—	3,293,528
Ron Dissinger	2017	—	—	—
	2016	1,080,675	—	1,080,675
	2015	784,448	—	784,448

(3)
The actual EPP payout can range from 0% to 200% of the target. If the highest level of performance conditions are achieved, then the grant-date fair value of the stock awards for each NEO is as follows, Mr. Cahillane $0 for 2017; Mr. Norman: $2,079,170, $2,529,580, and $1,926,512 for 2017, 2016, and 2015, respectively; Mr. Khan: $1,448,712 for 2017; Mr. Hood: $1,287,744, and $1,568,980 for 2017 and 2016 respectively; Mr. Pilnick: $1,636,508, $1,985,240, and $1,199,744 for 2017, 2016, and 2015, respectively; Mr. Bryant: $8,356,922, $8,741,460, and $6,587,056 for 2017, 2016, and 2015, respectively; and Mr. Dissinger; $0, $2,161,350, and $1,568,896 for 2017, 2016, and 2015, respectively.

(4)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO for stock option grants. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 for a discussion of the relevant assumptions used in calculating the grant-date fair value.

(5)
Solely represents the actuarial increase during 2017 (for 2017 compensation), 2016 (for 2016 compensation) and 2015 (for 2015 compensation) in the pension value provided under the U.S. Pension Plans for each NEO as we do not pay above-market or preferential earnings on non-qualified deferred compensation. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. A variety of factors impact the actuarial increase in present value (pension value). In 2017, the primary factors impacting the pension value include increases in age, service, and pay, and changes in the discount rate. Mr. Cahillane, Mr. Khan and Mr. Hood are not participants in the defined benefit pension plans and, instead, participate in Kellogg-provided defined contribution plans.

(6)
The table below presents an itemized account of “All Other Compensation” provided in 2017 to the NEOs. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope.

Name	Kellogg Contributions to S&I and Restoration Plans (a) ($)	Company Paid Death Benefit (b) ($)	Financial Planning Assistance (c) ($)	Physical Exams (d) ($)	Relocation and Assignment (e)($)	Total ($)
Steve Cahillane	8,654	4,740	6,000	—	4,246	23,640
Paul Norman	70,709	17,615	6,000	8,159	56,341	158,824
Fareed Khan	17,515	2,616	3,660	4,032	24,450	52,273
Chris Hood	114,886	2,218	6,000	4,726	617,534	745,364
Gary Pilnick	59,188	14,638	6,000	7,079	—	86,905
John Bryant	140,254	30,716	6,000	8,428	—	185,398
Ron Dissinger	63,360	119,255	6,000	—	13,532	202,147

(a)
For information about our Savings & Investment Plan and Restoration Plan and the Pringles Savings & Investment Plan, refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans — Defined Contribution Plans” beginning on page 55.

(b)	Annual cost for Kellogg-paid life insurance, Kellogg-paid accidental death and dismemberment, and Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees).

(c)	Reflects reimbursement for financial and tax planning assistance.

(d)	Actual cost of a physical health exam.

(e)
The payments related to Mr. Cahillane and Mr. Khan are pursuant to our U.S. domestic relocation policy that applies to all employees, and relate to their personal relocations after commencement of their employment. As a global organization, senior executives are located in key business centers around the world. To facilitate the assignment of experienced employees to support the business, we provide for the reimbursement of certain expenses incurred as a result of their international relocation and assignment. The objective of this program is to manage through disruption and ensure that the employees not be financially disadvantaged or advantaged in a meaningful way as a result of the relocation. Mr. Norman was relocated to our offices in Switzerland in September 2012 to manage our European operations and has since returned to the U.S. The payment of the following expenses is pursuant to our reimbursement policy on relocation and temporary international assignment: tax equalization and other payments ($56,341) to ensure that Mr. Norman bears a tax burden that would be comparable to his U.S. tax burden on income that is not related to the international relocation and temporary assignment. Mr. Norman remains financially responsible for the amount of taxes he would have incurred if he had continued to live and work in the U.S. The payments related to Mr. Hood are pursuant to our reimbursement policy on relocation and temporary international assignment, applicable to eligible employees who relocate at the request of Kellogg. Mr. Hood was relocated to our offices in Switzerland in September 2012 to manage our European Snacks business, and in October 2013 was promoted to manage our overall European operations. The payment of the following expenses is pursuant to our reimbursement policy on relocation and temporary international assignment: relocation related payments ($342,794) to address the incremental cost of housing, living, transportation, dependent education and other associated costs; and tax equalization and other payments ($274,740) to ensure that Mr. Hood bears a tax burden that would be comparable to his U.S. tax burden on income that is not related to the international relocation and temporary assignment. Mr. Hood remains financially responsible for the amount of taxes he would have incurred if he had continued to live and work in the U.S. Mr. Dissinger was relocated to our offices in Ireland in August 2005 to serve as Chief Financial Officer, Kellogg Europe, and has since returned to the U.S. The payment of the following expense is pursuant to our reimbursement policy on relocation and temporary international assignment: tax equalization and other payments ($13,532) to ensure Mr. Dissinger bears a tax burden that would be comparable to his U.S. tax burden on income that is not related to the international relocation and temporary assignment. Mr. Dissinger remains financially responsible for the amount of taxes he would have incurred if he had continued to live and work in the U.S.

In addition to the foregoing compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage. These programs are generally available and comparable to those programs provided to all U.S. salaried employees.

(7)
In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The change in pension value is subject to external variables, such as interest rates, that are not related to our performance. Therefore, we do not believe a year-over-year change in pension value is helpful in evaluating compensation for comparative purposes and instead, believe shareowners may find the accumulated pension benefits in the Pension Benefits table on page 55 a more useful calculation of the pension benefits provided to our NEOs.

(8)	Mr. Cahillane joined Kellogg as President and CEO in October 2017.

(9)	Mr. Khan joined Kellogg as CFO in February 2017.

(10)
Mr. Bryant retired as President and CEO in October 2017, but will remain Chairman until March 15, 2018. For additional information about Mr. Bryant’s retirement benefits, see “Potential Post-Employment Payments,” which begins on page 58 of this proxy statement.

(11)
Mr. Dissinger retired as CFO effective February 2017, remained at the Company in 2017 to ensure an orderly transition and was succeeded by Mr. Khan. Mr. Dissinger participated in the 2017 AIP for January and February and did not participate in the 2017 Long-Term Incentive Plan. For additional information about Mr. Dissinger’s retirement benefits, see “Potential Post-Employment Payments,” which begins on page 58 of this proxy statement.

Grant of Plan-Based Awards Table.
During 2017, we granted the following plan-based awards to our NEOs:

•	Stock Options;

•	2017 AIP grants (annual cash performance-based awards) paid in March 2018;

•	2017-2019 EPP grants (multi-year stock performance-based awards); and

•	Restricted stock unit grants.
Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design” above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)	Max- imum ($)	Thres- hold (#)	Target (#)	Max- imum (#)
Steve Cahillane
2017 AIP (5)		—	468,750	468,750
2017 RSU (6)	10/2/2017							47,350			2,666,752	(2)
Paul Norman
Stock options	2/17/2017								69,100	72.90	730,387	(3)
2017 AIP		—	897,600	1,795,200
2017-19 EPP	2/17/2017				—	15,500	31,000				1,039,585	(4)
2017 RSU (7)	2/17/2017							3,100			207,483	(2)
2017 RSU (8)	10/4/2017							11,910			669,938	(2)
Fareed Khan
Stock options	2/17/2017								103,960	72.90	1,098,857	(3)
2017 AIP		—	571,100	1,142,200
2017-19 EPP	2/17/2017				—	10,800	21,600				724,356	(4)
2017 RSU (7)	2/17/2017							9,880			661,268	(2)
Chris Hood
Stock options	2/17/2017								42,800	72.90	452,396	(3)
2017 AIP		—	526,500	1,053,000
2017-19 EPP	2/17/2017				—	9,600	19,200				643,872	(4)
2017 RSU (7)	2/17/2017							1,900			127,167	(2)
2017 RSU (8)	10/4/2017							8,540			480,375	(2)
Gary Pilnick
Stock options	2/17/2017								54,100	72.90	571,837	(3)
2017 AIP		—	693,500	1,387,000
2017-19 EPP	2/17/2017				—	12,200	24,400				818,254	(4)
2017 RSU (7)	2/17/2017							2,400			160,632	(2)
2017 RSU (8)	10/4/2017							10,660			599,625	(2)
John Bryant
Stock options	2/17/2017								230,900	72.90	2,440,613	(3)
2017 AIP		—	2,227,800	4,455,600
2017-19 EPP	2/17/2017				—	62,300	124,600				4,178,461	(4)
Ron Dissinger
2017 AIP		—	116,400	232,800

(1)
Represents estimated possible payouts on the grant date for annual performance cash awards granted in 2017 under the 2017 AIP for each of our NEOs. The actual amount of AIP paid can range from 0% to 200% of the target. The AIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2017 AIP. See also “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives” for additional information about the 2017 AIP.

(2)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The grant-date fair value of the restricted stock units will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the value of the shares upon vesting.

(3)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

(4)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017. This grant-date fair value assumes that each participant earns the target EPP award (i.e., 100% of EPP target). The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

(5)	Mr. Cahillane joined Kellogg as President and CEO in October 2017. Per the terms of his letter agreement, Mr. Cahillane’s 2017 AIP award was prorated based on his start date and paid at target.

(6)	The restricted stock units will vest in full on October 2, 2020, the third anniversary of the grant date.

(7)	The restricted stock units will vest in full on February 17, 2020, the third anniversary of the grant date.

(8)
The restricted stock units will vest in full on October 4, 2019, the second anniversary of the grant date, but only if Kellogg exceeds a minimum diluted earnings per share threshold measured on a cumulative basis commencing at the beginning of the fourth quarter of fiscal 2017 and ending at the end of the third quarter of fiscal 2019. If these performance thresholds are met, the awards are paid in shares of common stock at the end of the performance period.

Outstanding Equity Awards at Fiscal Year-End Table.
The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2017:
Stock Options (disclosed under the “Option Awards” columns). Represents annual option grants made in February of each year to our NEOs.
Restricted Stock and Restricted Stock Units (disclosed under the “Stock Awards” columns). We award restricted stock units ("RSUs") from time to time to selected executives and employees based on a variety of factors, including facilitating recruiting and retaining key executives. During 2017, the Company granted the following RSU awards:

•	Mr. Cahillane (47,350 units) and Mr. Khan (7,680 units) were granted RSU awards on their respective hire dates. These awards vest on the third anniversary of the grant date.

•
In February 2017, Mr. Norman (3,100 units), Mr. Khan (2,200 units), Mr. Hood (1,900 units), and Mr. Pilnick (2,400 units), received RSU awards as part of their annual long-term incentive compensation package. These awards vest on the third anniversary of the grant date.

•
In connection with our CEO succession announcement, Mr. Norman (11,910 units), Mr. Hood (8,540 units), and Mr. Pilnick (10,660 units), were granted performance-based restricted stock units in October 2017 in recognition of their contributions to the Company and the importance of leadership continuity. The awards will vest on the second anniversary of the grant date if the Company exceeds a minimum fully diluted earnings per share threshold measured on a cumulative basis commencing at the beginning of the fourth quarter of fiscal 2017 and ending at the end of the third quarter of fiscal 2019.

2015-2017 EPP Grants (disclosed under the “Stock Awards” columns). The 2015-2017 EPP cycle began on January 4, 2015 (first day of fiscal 2015) and concluded on December 30, 2017 (last day of fiscal 2017). Dividends are not paid on unvested EPP awards. The 2015-2017 awards are based on cumulative cash flow and relative total shareowner return. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.
2016-2018 EPP Grants (disclosed under the “Stock Awards” columns). The 2016-2018 EPP cycle began on January 3, 2016 (first day of fiscal 2016) and concludes on December 29, 2018 (last day of fiscal 2018). Dividends are not paid on unvested EPP awards. The 2016-2018 awards are based on currency-neutral comparable operating profit and relative total shareowner return. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.
2017-2019 EPP Grants (disclosed under the “Stock Awards” columns). The 2017-2019 EPP cycle began on January 1, 2017 (first day of fiscal 2017) and concludes on December 28 , 2019 (last day of fiscal 2017). Dividends are not paid on unvested EPP awards. The 2017-2019 awards are based on currency-neutral comparable operating margin percentage during 2019 and relative total shareowner return. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Steve Cahillane
Restricted Stock Units (14)						47,350	3,218,853
Paul Norman
Options	75,800	—		60.01	2/22/2023
	84,600	—		59.95	2/21/2024
	52,933	26,467(10)		64.09	2/20/2025
	26,300	52,600(11)		75.52	2/19/2026
	—	69,100(12)		72.90	2/17/2027
Restricted Stock Units (15)						15,010	1,020,380
2015-17 EPP (13)								33,400	2,270,532
2016-18 EPP								31,600	2,148,168
2017-19 EPP								31,000	2,107,380
Fareed Khan
Options	—	103,960(12)		72.90	2/17/2027
Restricted Stock Units (16)						9,880	671,642
2017-19 EPP								21,600	1,468,368
Chris Hood
Options	41,100	—		60.01	2/22/2023
	39,200	—		59.95	2/21/2024
	22,866	11,434(10)		64.09	2/20/2025
	16,333	32,667(11)		75.52	2/19/2026
	—	42,800(12)		72.90	2/17/2027
Restricted Stock Units (17)						10,440	709,711
2015-17 EPP(13)								14,400	978,912
2016-18 EPP								19,600	1,332,408
2017-19 EPP								19,200	1,305,216
Gary Pilnick
Options	67,700	—		52.53	2/17/2022
	50,200	—		60.01	2/22/2023
	64,800	—		59.95	2/21/2024
	32,866	16,434(10)		64.09	2/20/2025
	20,733	41,467(11)		75.52	2/19/2026
	—	54,100(12)		72.90	2/17/2027
Restricted Stock Units (18)						13,060	887,819
2015-17 EPP(13)								20,800	1,413,984
2016-18 EPP								24,800	1,685,904
2017-19 EPP								24,400	1,658,712
John Bryant (19)
Options	327,200	—		60.01	2/22/2023
	349,700	—		59.95	2/21/2024
	236,759	—		64.09	2/20/2025
	147,016	—		75.52	2/19/2026
	47,656	—		72.90	2/17/2027
2015-17 EPP								104,780	7,122,944
2016-18 EPP								63,758	4,334,269
2017-19 EPP								31,094	2,113,770
Ron Dissinger (20)
Options	75,300	—		60.01	1/1/2023
	83,700	—		59.95	1/1/2023
	61,785	—		64.09	1/1/2023
	41,941	—		75.52	1/1/2023
2015-17 EPP								27,200	1,849,056
2016-18 EPP								18,000	1,223,640

(1)
On an award-by-award basis, the number of securities underlying unexercised options that are exercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(2)
On an award-by-award basis, the number of securities underlying unexercised options that are unexercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(3)	On an award-by-award basis, there were no shares underlying unexercised options awarded under any equity incentive plan that have not been earned.

(4)	The exercise price for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(5)	The expiration date for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(6)	The total number of shares of stock that have not vested and that are not reported in Column 8 — “Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(7)
Represents the number of shares of stock that have not vested and that are not reported in Column 9 - “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of our common stock on December 29, 2017 (the last trading day of fiscal 2017).

(8)
Represents the “maximum” number of shares that could be earned under outstanding EPP awards. The cycle for the 2014-2016 EPP grants concluded on December 30, 2017, the cycle for the 2015-2017 EPP grants concludes on December 29, 2018 and the cycle for the 2016-2018 EPP grants concludes on December 29, 2018. The ultimate number of shares issued under the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date. For additional information with respect to these awards, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design.”

(9)
Represents the “maximum” number of shares that could be earned under outstanding EPP awards multiplied by the closing price of our common stock on December 29, 2017 (the last trading day of fiscal 2017). The ultimate value of the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date.

(10)	One-third of these options vested on February 20, 2016; one-third vested on February 20, 2017; and one-third vested February 20, 2018.

(11)	One-third of these options vested on February 19, 2017; one-third vested on February 19, 2018; and one-third will vest on February 19, 2019.

(12)	One-third of these options will vest on February 17, 2018, one-third will vest on February 17, 2019 and one-third will vest on February 17, 2020

(13)	Vested on February 19, 2017; for actual payout amounts see the 2015-2017 EPP table on page 37.

(14)	These RSUs will vest on October 1, 2020.

(15)	These RSUs will vest on February 20, 2020 (3,100 units) and October 2, 2019 (11,910 units).

(16)	These RSUs will vest on February 20, 2020.

(17)	These RSUs will vest on February 20, 2020 (1,900 units) and October 2, 2019 (8,540 units).

(18)	These RSUs will vest on February 20, 2020 (2,400 units) and October 2, 2019 (10,660 units).

(19)
In connection with Mr. Bryant’s retirement as President and CEO on October 1, 2017: (i) his outstanding option awards vested on a prorated basis through October 1, 2017, while any remaining unvested options were cancelled and (ii) his EPP awards vested on a prorated basis through October 1, 2017 and were paid on actual performance at the same time as other EPP participants.

(20)
In connection with Mr. Dissinger's retirement from the Company on December 29, 2017: (i) his outstanding option awards vested on a prorated basis through December 29, 2017, while any remaining unvested options were cancelled and (ii) his EPP awards vested on a prorated basis through December 29, 2017 and were paid on actual performance at the same time as other EPP participants.

Option Exercises and Stock Vested Table.
With respect to our NEOs, this table shows the stock options exercised by such officers during 2017 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers (Kellogg stock price at exercise minus the option’s exercise price), not the grant-date fair value disclosed elsewhere in this proxy statement. Value from these option exercises were only realized to the extent our stock price increased relative to the stock price at grant (exercise price). These options have been granted to the NEOs since 2007. Consequently, the value realized by the executives upon exercise of the options was actually earned over a period of up to 10 years.
The 2014-2016 EPP cycle began on January 4, 2014 (first day of fiscal 204) and concluded on December 31 (last day of fiscal 2016). Although the performance period ended on December 31, 2016, each NEO had to be actively employed by Kellogg on the date the awards vested (February 17, 2017) in order to be eligible to receive a payout.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Steve Cahillane	—	—	—	—
Paul Norman	—	—	2,905	211,775
Fareed Khan	—	—	—	—
Chris Hood	—	—	1,365	99,509
Gary Pilnick	—	—	2,240	163,296
John Bryant	—	—	15,820	1,153,278
Ron Dissinger	—	—	2,870	209,223

(1)
Does not reflect the payout of 2015-2017 EPP awards. The 2015-2017 EPP cycle began on December 29, 2013 (first day of fiscal 2015) and concluded on December 30, 2017 (last day of fiscal 2017). Although the performance period ended on December 30, 2017, each NEO (other than Mr. Bryant and Mr. Dissinger) had to be actively employed by Kellogg on the date the awards vested (February 16, 2018) in order to be eligible to receive a payout. See “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Executive Performance Plan — 2015-2017 EPP” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for additional information.

RETIREMENT AND NON-QUALIFIED DEFINED CONTRIBUTION AND
DEFERRED COMPENSATION PLANS

Our NEOs are eligible to receive retirement benefits from Kellogg. The C&T Committee utilizes survey information for Fortune 500 companies and our peer group compiled by Aon Hewitt, Willis Towers Watson, and Mercer to help determine the appropriate level of benefits. The C&T Committee uses the same survey information used by Kellogg to set these benefits for all U.S. salaried employees. Since our NEOs participate in the same plans (with exceptions noted) as our eligible U.S. salaried employees. The total retirement benefit is provided through a combination of qualified and non-qualified defined contribution savings and investment plans, and qualified and non-qualified defined benefit pension plans. Eligibility for the different plans provided by Kellogg varies by NEO.
In September 2017, the Company amended certain defined benefit pension plans in the U.S. and Canada for salaried employees. As of December 31, 2018, the amendment will freeze the compensation and service periods used to calculate pension benefits for active salaried employees who participate in the affected pension plans. Beginning January 1, 2019, impacted employees will not accrue additional benefits under these plans for future service and eligible compensation received under these plans, and will participate in the same defined contribution plans as all other salaried employees.
Both our U.S. pension program and our U.S. savings and investment program include non-qualified restoration plans for our U.S. executives, which allow us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to these plans as “restoration plans” because they restore benefits that would otherwise be available under the plans. These plans use the same benefit formulas as our broad-based IRS qualified plans, and use the same types of compensation to determine benefit amounts.
Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock and restricted stock units are not included when determining retirement benefits for any employee (including executives). We do not pay above-market interest rates on amounts deferred under our savings and investment plans.
The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, thus, an individual’s performance over time will influence the level of his or her retirement benefits
Pension Plans.
Our U.S. pension plans are composed of the Kellogg Company Pension Plan and the non-qualified restoration plans, which include the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004 (collectively, the “U.S. Pension Plans”). Mr. Bryant, Mr. Norman, Mr. Dissinger and Mr. Pilnick are participants in our U.S. Pension Plans. Since 2008, Mr. Bryant and Mr. Pilnick have been treated as grandfathered participants under these plans.
Below is an overview of our current U.S. Pension Plans in which these NEOs participate.

	Qualified Pension Plan	Non-Qualified Plans
Reason for Plan
Provide eligible employees with a competitive level of retirement benefits based on pay and years of service. Benefit accruals will be frozen for salaried employees as of the close of December 31, 2018.

Provide eligible employees with a competitive level of retirement benefits by “restoring” the benefits limited by the Internal Revenue Code. Based on the formula used in the Qualified Pension Plan. Benefit accruals will be frozen for salaried employees as of the close of December 31, 2018.

Eligibility	Salaried employees and certain hourly and union employees. Pension plans closed to new participants beginning January 1, 2010.	Eligible employees impacted under the Internal Revenue Code by statutory limits on the level of compensation and benefits that can be considered in determining Kellogg-provided retirement benefits.
Payment Form	Monthly annuity.	Monthly annuity or lump sum at the choice of the executive.
Participation, as of January 1, 2003	Active Kellogg heritage employees who were hired prior to August 1, 2002 and who were 40 years of age or older or had 10 or more years of service as of January 1, 2003.
Retirement Eligibility
Full Unreduced Benefit:
•    Normal retirement age 65
•    Age 55 with 30 or more years of service
•    Age 62 with 5 years of service
Reduced Benefit:
•    Age 55 with 20 years of service
•    Any age with 30 years of service

Pension Formula	Single Life Annuity = 1.5% x (years of service) x (final average pay based on the average of highest three consecutive years) — (Social Security offset)
Pensionable Earnings
Includes only base pay and annual incentive payments. We do not include any other compensation, such as restricted stock grants, restricted stock unit grants, EPP payouts, gains from stock option exercises and any other form of stock- or option-based compensation in calculating pensionable earnings.

The estimated actuarial present value of the retirement benefit accrued through December 30, 2017 appears in the following table. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate of 3.65% for both the Qualified Pension Plan and the Non-Qualified Pension Plan. Benefits subject to lump-sum distributions were determined using an interest rate of 3.65% and current statutory mortality under the Pension Protection Act for each NEO participating in our pension plan. For further information on our accounting for pension plans, refer to Note 10 within Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The actuarial increase in 2017 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”. No payments were made to our NEOs under the Pension Plans during 2017. The number of years of credited service disclosed below equals an executive’s length of service with Kellogg. For Mr. Pilnick, all of his years of service are reflected in the ‘2005 and After’ plan because he had not yet vested in the earlier plan at the time the new plan was established to qualify for 409A treatment.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul Norman	U.S. Qualified Pension Plan	30.50	1,156,000
	Non-Qualified Plan (2004 and before)	17.50	687,000
	Non-Qualified Plan (2005 and after)	13.00	11,420,000
	TOTAL		13,263,000	—
Gary Pilnick	U.S. Qualified Pension Plan	17.33	487,000
	Non-Qualified Plan (2004 and before)	—	—
	Non-Qualified Plan (2005 and after)	17.33	3,811,000
	TOTAL		4,298,000	—
John Bryant	U.S. Qualified Pension Plan	19.83	544,000
	Non-Qualified Plan (2004 and before)	6.83	410,000
	Non-Qualified Plan (2005 and after)	13.00	9,840,000
	TOTAL		10,794,000	—
Ron Dissinger	U.S. Qualified Pension Plan	30.17	1,246,000
	Non-Qualified Plan (2004 and before)	17.17	420,000
	Non-Qualified Plan (2005 and after)	13.00	8,645,000
	TOTAL		10,311,000	—
Defined Contribution Plans.
We offer both qualified and non-qualified defined contribution plans for employees to elect voluntary deferrals of salary and annual incentive awards. Our principal defined contribution plans are composed of (1) the Savings & Investment Plan (which is a qualified plan available to substantially all salaried employees) and (2) the Restoration Savings & Investment Plan (“Restoration Plan”), which is a non-qualified plan as described below. Mr. Bryant, Mr. Cahillane, Mr. Norman, Mr. Khan, Mr. Dissinger and Mr. Pilnick are participants in both of these plans. Mr. Hood participates in the Restoration Plan.
We also offer a separate qualified defined contribution plan for salaried employees who joined Kellogg as part of our acquisition of Pringles: The Pringles Savings & Investment Plan (which is a qualified plan available to salaried employees that joined the Company through the acquisition of Pringles) and which is described below. Mr. Hood participates in this plan.
Savings & Investment Plan
Under this plan, employees can defer up to 50% of base salary plus annual incentives. Distributions are generally made after termination of employment with Kellogg, either as annual or monthly installments or as a lump sum, based on the distribution payment alternative elected under the plan.
In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under the Savings & Investment Plan, we match 100% of employee deferral contributions up to 3% of eligible compensation (i.e., base salary plus annual incentive), and 50% of employee deferral contributions between 3% and 5% of eligible compensation. Accordingly, if an employee contributes 5% of eligible compensation, we provide a matching contribution of 4% of eligible compensation. No Kellogg matching contributions are provided above 5% of eligible compensation deferred by an employee. Kellogg matching contributions are immediately vested.  Any amount of matching contributions or employee contributions in excess of IRS limits will be made to the Restoration Plan. Mr. Cahillane and Mr. Khan will begin to receive the matching contribution after their first anniversary of employment, pursuant to the terms of the Savings & Investment Plan.
Additionally, the Company provides a fixed Retirement Contribution to the Savings & Investment Plan for employees hired after January 1, 2010, the date the salaried defined benefits plans were closed to new entrants. The

Retirement Contribution is a fixed 3%, 5% or 7% of base salary, for employees with up to 10 years of service, between 10 and 20 years of service or greater than 20 years of service, respectively. The Retirement Contribution vests upon an employee's third anniversary of employment. Mr. Cahillane and Mr. Khan each receive a 3% Retirement Contribution, pursuant to the terms of the Savings & Investment Plan.
Pringles Savings & Investment Plan
The Pringles Savings & Investment Plan is a qualified defined contribution plan that was established June 1, 2012 to provide retirement benefits to salaried employees who joined Kellogg through our acquisition of Pringles. Under this plan, employees can defer up to 50% of base salary plus annual incentives. Distributions are generally made after termination of employment with Kellogg, either as annual or monthly installments or as a lump sum, based on the distribution payment alternative elected under the plan.
The Pringles Savings & Investment Plan provides eligible participants a defined Discretionary Employer Contribution ("DEC") that is based on base salary and years of service, which includes service with Pringles before the acquisition.  The DEC is calculated at the end of the plan year and contributed to the Pringles Savings & Investment Plan for eligible participants during the first quarter of the following year. Mr. Hood, having more than 20 years of service, receives a DEC equal to 21.24% of his base pay.  The DEC is subject to a three-year cliff vesting schedule, which takes into account years of service with Pringles before the acquisition.  There is no company match to employees’ contributions made to the Pringles Savings & Investment Plan. Any amount of DEC or employee contributions in excess of IRS limits will be made to the  Restoration Plan.
Restoration Plan
Effective on January 1, 2005, the Restoration Plan was renamed the Grandfathered Restoration Plan to preserve certain distribution options previously available in the old Restoration Plan, but no longer allow for deferrals after December 31, 2004 under IRS regulations issued under Section 409A of the Internal Revenue Code. Deferrals after December 31, 2004 are included in a new Restoration Plan, which complies with IRS regulations under Section 409A.
Under this plan, eligible employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement or termination of employment with Kellogg, either as annual installments or as a lump sum, based on the distribution payment alternative elected under the plan.  Participants in the Restoration Plan may not make withdrawals during their employment. Participants in the Grandfathered Restoration Plan may make withdrawals during employment, but must pay a 10% penalty on any in-service withdrawal.
In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals for eligible employees who also participate in the Savings & Investment Plan. We match 100% of employee deferral contributions up to 3% of eligible compensation (i.e., base salary plus annual incentive), and 50% of employee deferral contributions between 3% and 5% of eligible compensation. Accordingly, if employees contribute 5% of eligible compensation, we provide a matching contribution of 4% of eligible compensation. No Kellogg matching contributions are provided above 5% of eligible compensation deferred by employees, and no Kellogg matching contributions are provided to employees who participate in the Pringles Savings & Investment Plan.  Kellogg matching contributions are immediately vested.
Our Restoration Plan is a non-qualified, unfunded plan we offer to employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plans. The Restoration Plan allows us to provide (1) the same matching contribution and fixed retirement contribution, as a percentage of eligible compensation, to impacted employees as other employees who participate in the Savings & Investment Plan, and (2) the same DEC, as a percentage of eligible compensation, to impacted employees under the Pringles Savings & Investment Plan.
All contributions to the Restoration Plan are treated as if they are invested in the Stable Income Fund, which was selected by Kellogg (and is one of the 11 investment choices available to employees participating in the Savings & Investment Plan and the Pringles Savings & Investment Plan). The average annual rate of return for the Stable Income Fund has been about 2.2% over the last 10 years. As an unfunded plan, no money is actually invested in the Stable Income Fund; contributions and earnings/losses are tracked in a book-entry account and all account balances are general Kellogg obligations.

The following table provides information with respect to our Restoration Plan, as applicable to each NEO. This table excludes information with respect to our Savings & Investment Plan and Pringles Savings & Investment Plan, which are qualified plans available to salaried Kellogg employees as described above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
Steve Cahillane	9,615	554	13	—	10,182
Paul Norman	80,386	64,309	33,550	—	1,907,743
Fareed Khan	—	9,415	41	—	9,456
Chris Hood	40,217	77,786	6,012	—	359,068
Gary Pilnick	64,755	51,804	35,052	—	1,983,139
John Bryant	226,544	129,454	55,744	—	3,197,391
Ron Dissinger	268,798	53,760	38,257	—	2,233,472

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Amounts in this column are Kellogg contributions and are reflected in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Represents at-market/non-preferential earnings on the accumulated balance in 2017.

(4)
Aggregate balance as of December 30, 2017 is the total market value of the deferred compensation account, including executive contributions, Kellogg contributions and any earnings, including contributions and earnings from past fiscal years.

(5)	The amounts in the table below are also being reported as compensation in the Summary Compensation Table in the years indicated.

Name	Fiscal Year	Reported Amounts ($)
Steve Cahillane	2017	10,169
Paul Norman	2017	144,695
	2016	168,140
	2015	103,395
Fareed Khan	2017	9,415
Chris Hood	2017	118,003
	2016	90,466
Gary Pilnick	2017	116,559
	2016	133,171
	2015	84,998
John Bryant	2017	355,998
	2016	369,281
	2015	255,310
Ron Dissinger	2017	322,558
	2016	339,391
	2015	230,400

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our executive officers are eligible to receive benefits in the event their employment is terminated (1) by Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.
The following sections present calculations, as of December 30, 2017, of the estimated benefits our executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.
In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts he or she has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options and other vested equity awards. For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table,” “Executive Compensation — Option Exercises and Stock Vested Table” and “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”
Severance Benefits.
The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. We believe these severance benefits are competitive with our compensation peer group and general industry practices. The Kellogg Company Severance Benefit Plan and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.
The Kellogg Company Severance Benefit Plan provides market-based severance benefits to employees who are terminated by Kellogg under certain circumstances. Kellogg benefits from this program in a variety of ways, including that Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement agreement from separated employees in exchange for the benefits provided under the program.
The Change in Control Policy provides market-based benefits to executives in connection with a change in control in the event an executive is terminated without cause or the executive terminates employment for “good reason.” The Change in Control Policy protects Shareowner interests by enhancing employee focus during rumored or actual change in control activity by providing incentives to remain with Kellogg despite uncertainties while a transaction is under consideration or pending.
If the employment of an executive (including an NEO) is terminated without cause, he or she will be entitled to receive benefits under the Kellogg Company Severance Benefit Plan. Benefits under the Severance Benefit Plan are not available if an executive is terminated for cause.
In the event we terminate the “at-will” employment of an NEO for reasons other than cause, he would receive severance-related benefits under the Kellogg Company Severance Benefit Plan. In 2016, the C&T Committee modified the Kellogg Company Severance Benefit Plan to harmonize benefits across all senior executives, which reduced benefits for certain NEOs. The plan is designed to apply in situations where Kellogg terminates employment for reasons such as (1) individual and Company performance; (2) a reduction in work force; (3) the closing, sale or relocation of a Kellogg facility; (4) the elimination of a position; or (5) other reasons approved by the Kellogg ERISA Administrative Committee. Under the plan:

•	The executive is entitled to receive cash compensation equal to two times base salary, paid in installments over a two-year severance period.

•	Kellogg has the discretion to pay the executive an annual incentive award for the current year at the actual payout level, prorated as of the date of termination.

•
Previously-granted stock option and restricted stock awards continue to vest during the severance period. All awards not vested or earned after the two-year period are forfeited. EPP awards do not vest under the terms of the severance plan unless the executive is eligible to retire at the time of his termination.

•
The executive is entitled to continue to participate in certain welfare and insurance benefits during the severance period. However, executives do not earn any additional service credit during the severance period and severance payments are not included in pensionable earnings.

•	The executive is entitled to receive outplacement assistance for 12 months following termination.
Severance-related benefits are provided only if the executive executes a separation agreement prepared by Kellogg, which includes a general release, non-compete, non-solicitation, non-disparagement and/or confidentiality provisions.
The following table presents the estimated separation benefits which we would have been required to pay to each NEO if his employment had been terminated as of December 30, 2017.

		Severance Pay
		Cash Compensation		Vesting of Unvested Equity			Benefits		Other
Name		Two Times Base Salary ($)	2017 Annual Incentive ($)	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock Units ($)(1)	Health and Welfare Benefits ($)(3)	Change to Retirement Benefits ($)(4)	Out- placement ($)	Total ($)
Steve Cahillane		2,500,000	468,750	—	—	3,218,853	100,000	—	12,375	6,299,978
Paul Norman		1,632,000	852,720	102,957	1,919,823	1,011,610	100,000	(2,996,000)	12,375	2,635,485
Fareed Khan		1,380,000	542,538	—	—	665,388	100,000	—	12,375	2,700,301
Chris Hood		1,170,000	368,550	44,478	1,029,421	704,341	100,000	—	12,375	3,429,165
Gary Pilnick		1,460,000	797,525	63,928	530,244	881,021	100,000	(1,703,000)	12,375	2,142,093
John Bryant	(5)	2,546,000	2,116,400	—	—	—	100,000	(4,351,000)	12,375	423,775

(1)	Represents the intrinsic value of unvested stock options and restricted stock units as of December 30, 2017 that would vest in connection with a termination, based on a stock price of $67.98.

(2)
Represents the value based on the actual number of shares paid out under the 2015-2017 EPP, which would be payable at our discretion, and a stock price of $67.98. For Mr. Norman and Mr. Hood, who are retirement-eligible, includes the 2016-2018 EPP and 2017-2019 EPP prorated for the time worked during the performance period, in each case at a stock price of $67.98. Since our other NEOs are not retirement-eligible as of December 30, 2017, their 2016-2018 EPP and 2017-2019 EPP awards would not be required to be paid.

(3)	Represents the estimated costs to Kellogg of continued participation in medical, dental and life insurance benefits during the severance period.

(4)
Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 30, 2017 for each NEO associated with terminating an NEO’s employment without cause. The estimated actuarial present value of retirement benefit accrued through December 30, 2017 appears in the Pension Benefits Table on page 55 of this proxy statement. For each NEO participating in our pension plan, changes to retirement benefits upon severance vary depending on age, service and pension formula at the time of termination. For each NEO participating in our pension plan, the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon severance does not include early retirement subsidies that are assumed to be earned under the pension benefit calculated in the Pension Benefit Table.

(5)
Beginning March 16, 2018, upon retirement from the Chairman role, Mr. Bryant's salary will decrease to $50,000 for as long as he is employed with the Company. He is no longer eligible for AIP. In the event of severance, Mr. Bryant's cash compensation will be limited to two times his new base salary, or $100,000.

Retirement, Disability and Death
Retirement.    In the event of retirement, an executive is entitled to (1) receive the benefits payable under our retirement plans and (2) accelerated vesting of unvested stock options and prorated vesting of his or her awards under our outstanding EPP plans (the amount of which will be based on our actual performance during the relevant periods and paid after the end of the performance periods) and continued vesting of his or her restricted stock units (depending on the terms and conditions of the award). In addition, we have the discretion to pay an executive the actual annual incentive award for the current year, prorated as of the date of retirement.
The following table presents the estimated benefits payable, based on retirement as of December 30, 2017, to Mr. Norman and Mr. Hood, who are the only NEOs eligible for retirement as of December 30, 2017, assuming they retired on that date. In addition, the following table also presents the actual benefits paid to Mr. Dissinger in connection with his retirement on December 29, 2017. In addition to the benefits shown in this table, Mr. Dissinger is entitled, and Mr. Norman would be entitled upon retirement, to their vested benefits under our defined benefit retirement, plans, which are described in the section of this proxy statement called “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

	Additional Benefits Upon Retirement(1)
	Cash Compensation		Vesting of Unvested Equity Awards			Total
Name	Base Salary ($)(2)	2017 Annual Incentive ($)(3)	Stock Options ($)(4)	EPP Awards ($)(5)	Restricted Stock/Restricted Stock Units ($)	($)
Paul Norman	—	852,720	98,666	1,919,823	61,451	2,932,660
Chris Hood		368,550	42,627	1,029,421	37,664	1,478,262
Ron Dissinger	—	110,600	72,296	1,305,556	—	1,488,452

(1)
Information regarding Mr. Bryant, Mr. Cahillane, Mr. Khan and Mr. Pilnick is not presented in this table because these individuals were not retirement-eligible as of December 30, 2017. Information for Mr. Norman and Mr. Hood is hypothetical based upon retirement as of December 30, 2017. Information for Mr. Dissinger is actual based on his December 29, 2017 retirement from the Company.

(2)	Payable through retirement date only.

(3)	Payable at our discretion.

(4)
For Mr. Norman and Mr. Hood, represents the intrinsic value of unvested stock options that would vest upon retirement as of December 30, 2017 based on a stock price of $67.98. For awards made prior to 2016, this would include all stock options, and for awards made in 2016 and 2017, this would include a prorated number of stock options. For Mr. Dissinger, represents the intrinsic value of unvested stock options that vested upon retirement as of December 29, 2017 based on stock prices of $67.98.

(5)
For Mr. Norman and Mr. Hood, valued based on the actual number of shares paid out under the 2015-2017 EPP and the prorated target number of shares under the 2016-2018 EPP and 2017-2019 EPP and, in each case, a stock price of $67.98. For Mr. Dissinger, valued based on the actual number of shares paid out under the 2015-2017 EPP and the prorated target number of shares under the 2016-2018 EPP and, in each case, a stock price of $67.98.

John Bryant Retirement from President and CEO Role. Mr. Bryant retired from his role as President and CEO on October 1, 2017, and also entered into a letter agreement (the “Bryant Letter”) with Kellogg pursuant to which he would continue to serve as Chairman until March 15, 2018. The Bryant Letter also established the benefits Mr. Bryant would receive in connection with his retirement from the CEO role. Mr. Bryant will continue to be paid at his current base salary through March 15, 2018, until he retires from his role as Chairman. Thereafter, he will continue as an “at will” employee of Kellogg to assist in the transition of the business and will be paid at a rate of $50,000 annually. From October 1, 2017, Mr. Bryant will not (i) be eligible for any bonus awards under the 2018 or subsequent AIPs, (ii)

receive any additional stock options, EPP shares or any other long-term incentives, or (iii) be a participant in the Change of Control Policy.
Mr. Bryant remained eligible to receive his bonus under the 2017 AIP, but did not receive any accelerated payment. Mr. Bryant also retained the equity awards that had been previously awarded to him. Mr. Bryant’s equity awards vested on a prorated basis through October 1, 2017. Mr. Bryant’s 2017 AIP payout of $2,116,400 and 2015-2017 EPP payout of $2,737,150 were based on actual performance, and were paid at the time other participants received their payouts. Prorated payouts under the 2016-2018 EPP and 2017-2019 EPP will also be based upon actual performance and will be paid out at the time other participants receive their payouts. If paid at target, Mr. Bryant could receive $2,167,134 and $1,056,885 under the 2016-2018 EPP and 2017-2019 EPP, respectively based on a stock price of $69.66. The intrinsic value of unvested stock options that vested upon retirement as of October 1, 2017, based on a stock price of $67.98, was $920,993. From October 1, 2017 through the period Mr. Bryant is employed with Kellogg, he will no longer vest in any other stock options or EPP awards.
Mr. Bryant will also remain eligible to participate in Kellogg’s health, welfare and benefit plans, however beginning upon Mr. Bryant’s retirement as Chairman on March 15, 2018, (i) he will not receive any “service credit” under the pension benefit formula of the U.S. Pension Plans for his continued employment and (ii) none of his compensation received after such date (other than his bonus under the 2017 AIP) will be considered when determining pension benefits under the U.S. Pension Plans. In addition, Mr. Bryant is entitled to his vested benefits under our retirement plans, which are described in the section of this proxy statement called “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”
Death or Disability.    In the event of an NEO’s death, his beneficiary would receive payouts under Kellogg-funded life insurance policies and our Executive Survivor Income Plan (for NEOs eligible to participate in the Plan prior to January 1, 2011). However, the deceased NEO’s defined benefit pension benefits would be converted to a joint survivor annuity, resulting in a decrease in the cost of these benefits. In the event of an NEO’s disability, the executive would receive disability benefits starting six months following the onset of the disability with no reductions or penalty for early retirement.
The following table presents the estimated benefits payable upon death or disability as of December 30, 2017.

	Additional Benefits Upon Death or Disability
	Annual Incentive and Accelerated Vesting(1)	Adjustments Due to Death			Adjustments Due to Disability
Name	Total ($)	Life Insurance and Executive Survivor Income Plan Benefits ($)(2)	Change to Retirement Benefits ($)(3)	Total for Death ($)	Change to Retirement Benefits ($)(4)	Total for Disability ($)
Steve Cahillane	3,687,603	1,250,000	—	4,937,603	—	3,687,603
Paul Norman	3,033,865	6,927,000	(8,646,000)	1,314,865	(2,996,000)	37,865
Fareed Khan	1,353,439	690,000	—	2,043,439	—	1,353,439
Chris Hood	1,550,830	585,000	—	2,135,830	—	1,550,830
Gary Pilnick	2,366,472	5,726,000	(1,965,000)	6,127,472	(1,703,000)	663,472
John Bryant	8,011,558	12,169,000	(5,104,000)	15,076,558	(4,351,000)	3,660,558
Ron Dissinger	1,488,452	1,584,333	—	3,072,785	—	1,488,452

(1)
Represents the aggregate value of the 2017 AIP, the intrinsic value of unvested stock options that would vest upon death or disability (prorated for time worked during the performance period), the value of outstanding “target” EPP awards (which would continue to vest following death or disability, be payable based on our actual performance during the relevant periods and be paid following the end of the performance periods prorated for time worked during the performance period) and the value of restricted stock and restricted stock units (prorated for time worked during the performance period), in each case, based on a stock price of $67.98.

(2)
Payment of death benefits for Company-paid life insurance and Executive Survivor Income Plan (for NEOs eligible to participate in the Plan prior to January 1, 2011). Upon retirement as of December 29, 2017, Mr. Dissinger was no longer eligible for company provided life insurance and his ESIP benefit was reduced.

(3)
Represents the incremental value of retiree medical and the increase (decrease) to the estimated actuarial present value of retirement benefits accrued through December 30, 2017 for each NEO associated with a NEOs retirement benefits being converted to a survivor annuity upon his death. The estimated actuarial present value of retirement benefits accrued through December 30, 2017 appears in the Pension Benefits Table on page 55 of this proxy statement. The Change to Retirement Benefits is negative because the benefits provided upon death do not include early retirement subsidies otherwise included in the estimate of retirement benefits. Also, the survivor annuity upon death is reduced to less than 50% of the benefit provided upon early or normal retirement.

(4)
For each NEO participating in our pension plan, the Change to Retirement Benefits is negative because the disability retirement payments begin at a later age (age 65) than early retirement benefits (age first eligible to receive an unreduced pension). The estimated actuarial present value of retirement benefits accrued through December 30, 2017 appears in the Pension Benefits Table on page 55 of this proxy statement.

Potential Change in Control Payments.    We have arrangements with each of our continuing NEOs that provide for benefits that are only payable if a “change in control” occurs. Our 2009 Long-Term Incentive Plan, 2013 Long-Term Incentive Plan and 2017 Long-Term Incentive Plan specify the treatment of outstanding, unvested equity awards granted under each respective plan to employees, including the NEOs, upon the occurrence of a change of control (regardless of whether employment terminates). The severance and other benefits payable to NEOs are due only if (1) there is a change in control and (2) we terminate an NEO’s employment unrelated to cause, or if an NEO terminates his employment for good reason, within two years following the change in control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, decrease in salary or target annual incentive percentage or meaningful change in location.
A “change in control” is defined in the arrangements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change in control” definition also includes an acquisition by a party of 20% or 30% of Kellogg common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund family trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than 35% of the common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of the common stock.
The change-in-control related severance payments consist of the following:
Payments Triggered Upon a Change in Control.     EPP awards, restricted stock units, and stock options will retain their original vesting schedules and will not automatically vest upon a change in control (and only vest if there is no assumption, continuation or substitution of the outstanding awards with substitute awards that are, in the judgment of the C&T Committee, of equivalent value).
The following table shows the value of unvested equity awards as of December 30, 2017 for each executive listed below upon a change in control.

	Vesting of Unvested Equity Awards
Name	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock Units ($)(3)	Total ($)
Steve Cahillane	—	—	3,218,853	3,218,853
Paul Norman	102,957	3,263,040	1,020,380	4,386,377
Fareed Khan	—	734,184	671,642	1,405,826
Chris Hood	44,478	1,808,268	709,711	2,562,457
Gary Pilnick	63,928	2,379,300	887,819	3,331,047

(1)	Represents the intrinsic value of unvested stock options as of December 30, 2017, based on a stock price of $67.98.

(2)	Valued based on the “target” number of shares under the 2015-2017 EPP, the 2016-2018 EPP and the 2017-2019 EPP and, in each case, a stock price of $67.98.

(3)	Represents the intrinsic value of unvested restricted stock units as of December 30, 2017, based on a stock price of $67.98.
Payments Triggered Upon a Termination Following a Change in Control.     Cash severance is payable in the amount of two times the current annual salary plus two times the current target annual incentive award. In addition, executives are entitled to receive the annual incentive award for the current year at the target award level, prorated as of the date of termination. This amount is payable as a lump sum within 90 days after termination.
Additional retirement benefits would equal the actuarial equivalent of the benefit the executive would have received for two years of additional participation under our retirement plans. The executive will continue to participate in health and welfare benefit plans for a two-year period following termination, and will also receive outplacement assistance.
The following table assumes that each NEO is terminated after a change in control for reasons other than cause, retirement, disability or death. The unvested equity awards that would vest upon the change in control, shown in the table immediately above, are also shown below in the column “Vesting of Unvested Equity.” These values are estimated as of December 30, 2017.

	Cash Compensation			Benefits			Other	Subtotal			Estimated Payments Following CIC
Name	Two Times Base Salary ($)	Two Times Annual Incentive ($)(1)	2017 Annual Incentive Payment ($)	Health and Welfare Benefits ($)	Change to Retirement Benefits ($)(2)	Other Benefits and Perquisites ($)(3)	Out- placement ($)	If Termination Occurs ($)	Vesting of Unvested Equity ($)	Pay Reduction ($)(4)	Total If Termination Occurs ($)
Steve Cahillane	2,500,000	3,750,000	468,750	100,000	—	50,000	12,375	6,881,125	3,218,853	—	10,099,978
Paul Norman	1,632,000	1,795,200	852,720	100,000	1,420,000	50,000	12,375	5,862,295	4,386,377	—	10,248,672
Fareed Khan	1,380,000	1,311,000	542,538	100,000	—	50,000	12,375	3,395,913	1,405,826	—	4,801,739
Chris Hood	1,170,000	1,053,000	368,550	100,000	—	50,000	12,375	2,753,925	2,562,457	(868,834)	4,447,548
Gary Pilnick	1,460,000	1,387,000	797,525	100,000	(1,227,000)	50,000	12,375	2,579,900	3,331,047	—	5,910,947

(1)	Represents two times the target annual incentives award for 2017.

(2)
Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 30, 2017 for each NEO associated with terminating an NEO’s employment without cause following a change in control. The estimated actuarial present value of retirement benefit accrued through December 30, 2017 appears in the Pension Benefits Table on page 55 of this proxy statement. For each NEO, changes to retirement benefits upon change in control vary depending on age, service and pension formula at the time of termination. For Mr. Pilnick, the change to the retirement benefit is negative because, based on age, service and pension formula, the pension benefit upon change in control does not include early retirement benefits that are included in the value used on the Pension Benefits Table. For NEOs, change in control pension benefits are also increased by the actuarial equivalent of the benefit the executive would have received for two years of additional participation under our retirement plans as provided by change in control.

(3)	Consists of Kellogg-paid death benefits, financial planning and physical exams.

(4)
If an NEO becomes entitled to separation benefits following a change in control and such separation benefits would otherwise be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the separation benefits will be reduced to $1.00 less than the amount which would trigger the excise tax if such reduction would result in the NEO receiving an equal or greater after-tax benefit than the NEO would have received if the full separation benefits were paid. This column represents the estimated amount of pay reduction to put the NEO in this position. The estimated values in this column were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the pay reduction will depend upon the NEO’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

CEO PAY RATIO

We are required by SEC rules and regulations to disclose the annual total compensation for our CEO and an estimate of the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee.
For the year ended December 31, 2017, the total compensation for our CEO, Mr. Cahillane, was $4,947,604 as reported in the “SEC Total” column of the Summary Compensation Table on page 44. Since Mr. Cahillane was appointed CEO effective October 2, 2017, we annualized his Salary, Non-Equity Incentive Plan Compensation and Kellogg contributions to the S&I and Restoration Plan, as disclosed in the Summary Compensation Table, and added the disclosed values of his Bonus, Stock Awards and other components of All Other Compensation to arrive at a value of $7,344,238, used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. We annualized Mr. Cahillane's total compensation as follows:

SCT Components	Actual Values from SCT	For CEO Pay Ratio: Annualized Values + One-Time Values	Rationale
Salary	$288,462	$1,250,000	Annualized salaried
Bonus	$1,500,000	$1,500,000	Not annualized; One-time cash sign-on payment
Stock Awards	$2,666,752	$2,666,752	Not annualized; One-time award of 47,350 RSUs
Option Awards	—	—
Non-Equity Incentive Plan Compensation	$468,750	$1,875,000	Annualized for target AIP equal to 150% of salary
Change In Pension	—	—	Not participating in defined benefit pension plan
All Other Compensation	$23,640	$52,486	Annualized Kellogg contributions to S&I and Restoration Plans
Total CEO Pay	$4,947,604	$7,344,238
The annual total compensation for our median employee was $40,163, calculated in accordance with the rules applicable to the Summary Compensation Table. For the year ended December 31, 2017, the annual total compensation for our CEO was 183 times that of our median employee. Given Mr. Cahillane was appointed as CEO in October 2017, and as such, did not receive an annual long-term equity grant in 2017, we anticipate the ratio of his compensation to that of our median employee will increase in the next disclosure cycle associated with our 2019 proxy filing.
For purposes of identifying our median employee, we used our worldwide employee population as of October 31, 2017 which consisted of 33,280 total employees, of which 13,620 employees where employed in the United States and 19,660 employees were employed in foreign jurisdictions. We used the sum of base salary, annual bonus, and sum of other bonuses (signing bonuses, any bonus provided to manufacturing facilities), and overtime as applicable for the 10-month period ending October 31, 2017 as our compensation measure that we consistently applied to all employees. As permitted by SEC rules and regulations, we excluded 85 employees from the RXBAR business we acquired during 2017.

RELATED PERSON TRANSACTIONS

Policy For Evaluating Related Person Transactions.    The Board has adopted a written policy relating to the Nominating and Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “Related Person Transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Nominating and Governance Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Nominating and Governance Committee has evaluated it or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chair of the Nominating and Governance Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Governance Committee must determine that the transaction is fair and reasonable to Kellogg. The Nominating and Governance Committee periodically reports on its activities to the Board. The written policy relating to the Nominating and Governance Committee’s review and approval of related person transactions is available on our website under the “Investor Relations” tab, at the “Corporate Governance” link.
Related Person Transactions. There were no related person transactions in 2017 that require reporting under the SEC disclosure rules.

PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Our Shareowners may vote, on an advisory (non-binding) basis, for a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. At our 2017 Annual Meeting, a majority of Shareowners voted, consistent with the recommendation of Kellogg’s Board of Directors, to hold a shareowner advisory vote on a resolution to approve the compensation of Kellogg’s named executive officers annually, until the next required vote on the frequency of shareowner votes on the compensation of Kellogg’s named executive officers as required pursuant to Section 14(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Board of Directors believes that the annual advisory votes on a resolution to approve executive compensation allow our Shareowners to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our Shareowners on corporate governance matters and our executive compensation philosophy, policies and practices.
This executive summary highlights core principles of our compensation program and the approach followed by the Compensation and Talent Management Committee.
Core Principles. We operate in a robust and challenging industry, where competitive compensation is important. We believe that our executive compensation program for our NEOs should be designed to:

•	provide a competitive level of total compensation necessary to attract and retain talented and experienced executives;

•	appropriately motivate our NEOs to contribute to our near- and long-term success; and

•	help drive long-term total return for our Shareowners.
Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Mitigating Risk. A detailed description of these principles is included in the CD&A, and the following is a brief overview of each.
Pay for Performance. Our compensation program is designed to have a significant portion of an NEO’s actual compensation linked to Kellogg’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive plan, stock option plan and three-year executive performance plan, and by limiting perquisites.
Shareowner Alignment. We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having a significant portion of an NEO’s target compensation stock-based, and using compensation plan goals that are tied to key financial metrics of Kellogg. In addition, our C&T Committee reviews ‘total shareowner return’ as a key financial metric when reviewing performance to verify our pay for performance connection.
Values-Based. Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.
Mitigating Risk. Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced manner. In addition, we use clawback provisions to mitigate risk by creating appropriate remedies under certain circumstances.
Compensation Approach. The approach utilized by the C&T Committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles. Our compensation approach is a multi-step process based on (a) utilizing compensation peer group data to appropriately target compensation levels, (b) benchmarking compensation at the 50th percentile of the compensation peer group, (c) following a consistent, rigorous target setting process, (d) independent decision-making, and (e) utilizing verification tools to ensure appropriate decisions are being made.

Key Decisions. Recently, the C&T Committee took the following actions (a more detailed discussion of each of these topics is in the CD&A):
2017 Performance / Payouts. In 2017, the Company exceeded the AIP target for cash flow, which included cash expenditures for Project K totaling $339 million. Operating profit growth was within external guidance for the year but slightly below our AIP target. This operating profit performance allowed us to remain on track for our longer term operating margin growth goal. Net sales were below the AIP targets, with progressively better performance throughout the year. During 2017, the Company continued to make progress against our 2020 Growth Plan and 2017 priorities including announcing and executing the transition from Direct-Store Delivery in U.S. Snacks, building our health and wellness platform by acquiring RXBAR, a better-for-you snack business in the U.S., and expanding in emerging markets by integrating Parati, a leading biscuit business in Brazil.
In light of this performance, awards for the 2017 Annual Incentive Plan ("AIP") and 2015-2017 Executive Performance Plan ("EPP") are as follows:

•
AIP Payouts (Pay for Performance). The payout factor for the 2017 AIP is 95% of target, which is a third quartile of our compensation peer group (defined below) payout.  The payout is the formulaic result from the targets established at the beginning of the year for financial and non-financial metrics. The Committee concluded that a payout of 95% of target was appropriate for the Company's performance for 2017 after considering actual performance compared to the financial targets, the Company's performance versus the performance peer group (defined below), total shareowner return, alignment between estimated quartile performance and quartile payout, and key business activities. Actual payouts for each NEO are described later in this CD&A.

•
2015-2017 EPP Payouts (Pay for Performance). The Committee determined that a payout of 75% of the 2015-2017 EPP target would be made to our NEOs for the 2015-2017 performance.  This payout is in the third quartile of our compensation peer group. The Committee concluded that a payout of 75% of target was appropriate for the Company's performance for the three-year period after considering the financial performance against EPP targets, as well as a variety of additional factors, including the Company's total shareowner return, payouts of similar programs for our compensation peer group, and key Company activities during the performance period.

Program Updates. The Committee regularly reviews the design and effectiveness of the Company's compensation program. This includes engaging with a variety of stakeholders to gain feedback and input on its compensation programs, including discussions with Shareowners and on-going reviews with FW Cook, the Committee's independent consultant. Based on this input and C&T Committee deliberation, the following program updates were made to the Company's executive compensation program in 2017:

•
2017-2019 EPP Metrics (Shareowner Alignment). The C&T Committee updated the metrics for the 2017-2019 EPP to add operating profit margin in lieu of operating profit growth and continue to use relative TSR (as defined below). The plan is designed to focus the business on driving profitable growth, and the specific focus on margin drives our publicly stated goals of profit margin expansion.

•
Long-term Incentives Mix (Pay for Performance). Changes were made to reduce the number of options granted, while maintaining the grants under the Executive Performance Plan. Specifically, for 2017 compensation to our NEOs other than the CEO, the C&T Committee determined that an adjustment to the long-term incentives mix was appropriate from approximately 50% options and approximately 50% EPP to approximately 10% Restricted Stock Units, approximately 40% options and approximately 50% EPP. These changes are consistent with benchmarking shared with the C&T Committee and market practices.

•
Pension Plan Freeze (Compensation Approach). Beginning in 2002, the Company began making changes to its U.S. defined benefit pension plans, closing the legacy Kellogg plan to new participants, and replacing it with a new, lesser benefit formula.  As of January 1, 2010, all U.S. salaried pension plans were closed to new participants and all new employees joining the Company participated in a defined contribution retirement program.  In September 2017, the Company froze the salaried employee defined benefit pension plans in the U.S. and Canada. As of the close of December 31, 2018, the amendment will freeze the compensation and service periods used to calculate pension benefits for active salaried employees who participate in the affected pension plans. Beginning January 1, 2019, impacted employees will not accrue additional benefits for future service and eligible compensation received under these plans, and will participate in the same defined contribution plans as all other salaried employees.

•
AIP Performance Metric Weights (Pay for Performance).  In 2018, changes were also made to the AIP program to incentivize top line growth. For the 2018 AIP performance year, net sales will account for 50% of the AIP payout factor related to the financial metrics.

•
Clawback Changes (Mitigating Risk). Beginning in 2018, we expanded our provisions in all equity awards to require forfeiture of awards before vesting and clawback after vesting or exercise if an executive violates the non-compete or non-solicitation provisions of the awards or an executive engages in any activity that is contrary or harmful to Kellogg’s interest.

For the reasons discussed above, we are asking our Shareowners to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
“RESOLVED, that Kellogg Company’s Shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Kellogg Company’s Proxy Statement for the 2018 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This resolution is advisory, and therefore not binding on Kellogg, the Board or the C&T Committee. The Board and the Committee value the opinions of Kellogg’s Shareowners and, to the extent there is any significant vote against the NEO compensation as disclosed in the proxy statement, we will consider such Shareowners’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for fiscal year 2018. PricewaterhouseCoopers LLP was our independent registered public accounting firm for fiscal year 2017. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.
The Audit Committee has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which reports directly to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. On February 15, 2018, the Audit Committee appointed PricewaterhouseCoopers LLP as our independent auditor for the 2018 fiscal year.
In the Audit Committee’s oversight of the independent registered public accounting firm and its determination of whether to reappoint the independent registered public accounting firm, our Audit Committee:

•
Conducts an annual assessment of the independent registered public accounting firm’s performance, qualifications and independence, taking into account the opinions of management and the internal auditor;

•	Reviews, in advance, all non-audit services provided by the independent registered public accounting firm, specifically with regard to the effect on the firm’s independence;

•	Considers the independent registered public accounting firm’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;

•	Conducts regular executive sessions with the independent registered public accounting firm;

•	Conducts private and individual executive sessions with the Vice President of Internal Audit, Corporate Controller, and Chief Legal Officer at each in-person Committee meeting;

•	Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;

•	Reviews recent reports from the Public Company Accounting Oversight Board and other professional or governmental authorities on the independent registered public accounting firm; and

•
Obtains and reviews a report from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and our company annually to assess the independence of the independent registered public accounting firm.

As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our company and its Shareowners. If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.
THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KELLOGG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Fees Paid to Independent Registered Public Accounting Firm.
Audit Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements, statutory audits and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $7.2 million in 2017 and $6.6 million in 2016.
Audit-Related Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, which were not included in “Audit Fees” above was approximately $0.4 million in 2017 and $0.3 million in 2016. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.
Tax Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $1.3 million in 2017 and $1.5 million in 2016. These tax compliance, tax advice and tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice, with approximately $0.4 million being for tax compliance in 2017 and approximately $0.6 million being spent for tax compliance in 2016.
All Other Fees.    The aggregate amount of all other fees billed to Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in both 2017 and 2016.
Preapproval Policies and Procedures.
The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Kellogg management.
All of the services described above for 2017 and 2016 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.
Audit Committee Report.
The Audit Committee oversees our financial reporting process on behalf of the Board. The Committee is composed of five independent directors (as defined by the New York Stock Exchange Listing Standards), met five times in 2017 and operates under a written charter last amended by the Board in February 2018, which is posted on our website at http://investor.kelloggs.com/governance.cfm. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, the Enterprise Risk Management process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2017 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.
The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 - Communications with Audit Committees.
The Committee has discussed with the independent registered public accounting firm their independence from Kellogg and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.
The Committee reviewed and discussed with the independent registered public accounting firm our earnings releases and periodic reports prior to filing with the SEC. In addition, the Committee reviewed with management and the independent registered public accounting firm significant risks and exposures identified by management and the overall adequacy and effectiveness of our legal, regulatory and compliance programs.
The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also meets privately with the independent registered public accounting firm, Chief Legal Officer, Corporate Controller and Vice President of Internal Audit at each in-person meeting.
In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2017, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2018 fiscal year.
AUDIT COMMITTEE

Stephanie Burns, Chair
Carter Cast
Richard Dreiling
Don Knauss
Noel Wallace

MISCELLANEOUS

Shareowner Proposals or Director Nominees for the 2019 Annual Meeting.    Shareowner proposals submitted for inclusion in our proxy statement for the 2019 Annual Meeting of Shareowners must be received by us no later than November 7, 2018. Other Shareowner proposals or Director nominations to be submitted from the floor must be received by us not earlier than November 7, 2018 and not later than December 7, 2018, and must meet certain other requirements specified in our bylaws.
Shareowner Nomination of Director Candidates for Inclusion in Proxy Statement for 2019 Annual Meeting. Shareowner nominations of director candidates for inclusion in our proxy materials for the 2019 Annual Meeting of Shareowners must be received by us not earlier than October 8, 2018 and not later than November 7, 2018. Any such nomination must meet the other requirements set forth in our bylaws.
Annual Report on Form 10-K; No Incorporation by Reference.    Upon written request, we will provide any Shareowner, without charge, a copy of our Annual Report on Form 10-K for 2017 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016 (phone: (800) 962-1413), the Investor Relations Department, Kellogg Company, P.O. Box 3599, Battle Creek, MI 49016-3599 (phone: (269) 961-2800), or investor.relations@kellogg.com. You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg website.
Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” and “Compensation and Talent Management Committee Report” shall not be incorporated by reference into any document filed with the SEC.
By Order of the Board of Directors,
Gary Pilnick
Vice Chairman, Corporate Development and Chief Legal Officer

March 7, 2018

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

POST OFFICE BOX 3599 ONE KELLOGG SQUARE BATTLE CREEK, MI 49106-3599
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kellogg Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting in person, go to the "Register for Meeting" link at www.proxyvote.com. Seating is limited and ticket requests will be filled on a first-come, first-served basis. If you wish to attend the annual meeting in person, you must register.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E37901-P01424-Z71687	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KELLOGG COMPANY					For All	Against All	For All Except	To vote against any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.					☐	☐	☐
Vote on Directors
1.	Election of Directors (term expires 2021)
Nominees:
	01)	Carter Cast	03)	Jim Jenness
	02)	Zachary Gund	04)	Don Knauss

The Board of Directors recommends a vote FOR Proposals 2 and 3.									For	Against	Abstain
2.	Advisory resolution to approve executive compensation.								☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Kellogg’s independent registered public accounting firm for fiscal year 2018.								☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name and title as such.

Signature [PLEASE SIGN WITHIN BOX]						Date		Signature (Joint Owners)		Date

KELLOGG COMPANY

INFORMATION ABOUT ATTENDING
THE ANNUAL MEETING OF SHAREOWNERS

You are cordially invited to attend the 2018 Annual Meeting of Shareowners of Kellogg Company to be held on Friday, April 27, 2018 at 1:00 p.m. (Eastern Time) at the McCamly Plaza Hotel, 50 Capital Avenue SW, Battle Creek, Michigan.

Seating at the annual meeting location is limited. If you are a shareowner and plan to attend in person, you must request an admission ticket. You can obtain an admission ticket by registering online via www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice. Seating at the annual meeting location is limited, and requests for tickets will be processed in the order in which they are received. If you do not pre-register for the meeting, a seat cannot be guaranteed. If seating is available, you will be issued an admission ticket at the on-site registration table by showing proof of Kellogg stock ownership. In any event, you must register if you wish to attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 27, 2018: The Notice of the Annual Meeting, the Proxy Statement, and the Annual Report, including Form 10-K, are available at http://investor.kelloggs.com.

E37902-P01424-Z71687

KELLOGG COMPANY
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 27, 2018
The undersigned appoints Steve Cahillane and Don Knauss, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the 2018 Annual Meeting of Shareowners of Kellogg Company to be held on April 27, 2018 and at any postponement or adjournment of the meeting, and to vote on behalf of the undersigned as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of the 2018 Annual Meeting of Shareowners and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director in proposal 1 and “FOR” proposals 2 and 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT - This Proxy is continued and must be signed and dated on the reverse side.